Exhibit 10.11

CREDIT AGREEMENT
dated as of February 24, 2025
among
NAVAN, INC.
as the Borrower,
THE GUARANTORS FROM TIME TO TIME PARTY HERETO,
THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,
and
VCP CAPITAL MARKETS, LLC,
as Administrative Agent
THIS LOAN MAY BE ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE BORROWER WILL MAKE AVAILABLE TO ANY LENDER THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE LOAN, (2) THE AMOUNT (IF ANY) OF ORIGINAL ISSUE DISCOUNT ON THE LOAN AND (3) THE YIELD TO MATURITY OF THE LOAN.

4.9	Intellectual Property.	54
4.10	Taxes	55
4.11	Federal Regulations	55
4.12	Labor Matters	56
4.13	ERISA	56
4.14	Investment Company Act; Other Regulations	57
4.15	Subsidiaries	57
4.16	Use of Proceeds	57
4.17	Environmental Matters	57
4.18	Accuracy of Information, etc	58
4.19	Security Documents.	58
4.20	Solvency; Voidable Transaction	59
4.21	Regulation H	59
4.22	Insurance	59
4.23	No Casualty	59
4.24	PATRIOT Act; OFAC	59
4.25	Anti-Corruption Laws	60
4.26	Centre of Main Interests	60

SECTION 5 CONDITIONS PRECEDENT		61

5.1	Conditions to Initial Borrowing	61
5.2	Conditions to Each Borrowing	64

SECTION 6 AFFIRMATIVE COVENANTS		64

6.1	Financial Statements	64
6.2	Certificates; Reports; Other Information	65
6.3	Payment of Obligations	67
6.4	Maintenance of Existence; Compliance	67
6.5	Maintenance of Property; Insurance	68
6.6	Inspection of Property; Books and Records; Audits; Discussions	68
6.7	Notices	68
6.8	Environmental Laws	69
6.9	Post-Closing Matters	70
6.10	Meeting Materials; Quarterly Lender Calls.	70
6.11	Additional Collateral, Etc.	70
6.12	Use of Proceeds	72
6.13	Anti-Corruption Laws; Sanctions; Ex-Im Laws; Anti-Money Laundering Laws	72
6.14	Further Assurances	72
6.15	Control Agreements	72

SECTION 7 NEGATIVE COVENANTS		73

7.1	Financial Condition Covenant	73
7.2	Indebtedness	73
7.3	Liens	75
7.4	Fundamental Changes	78

7.5	Disposition of Property	79
7.6	Restricted Payments	80
7.7	Investments	81
7.8	Immaterial Subsidiaries	84
7.9	Junior Debt Payments	84
7.10	Modifications of Certain Preferred Stock	85
7.11	Transactions with Affiliates	85
7.12	Accounting Changes	85
7.13	Negative Pledge Clauses	85
7.14	Clauses Restricting Subsidiary Distributions	86
7.15	Lines of Business	86
7.16	Designation of other Indebtedness	87
7.17	Amendments to Agreements	87
7.18	Use of Proceeds	87
7.19	ERISA	87
7.20	Swap Agreements	87
7.21	Source of Funds for Repayment	87

SECTION 8 EVENTS OF DEFAULT		88

8.1	Events of Default	88
8.2	Remedies Upon Event of Default	90
8.3	Application of Funds	91

SECTION 9 THE ADMINISTRATIVE AGENT		92

9.1	Appointment and Authority	92
9.2	Delegation of Duties	93
9.3	Exculpatory Provisions	93
9.4	Reliance by Administrative Agent	94
9.5	Notice of Default	94
9.6	Non-Reliance on Administrative Agent and Other Lenders	95
9.7	Indemnification	95
9.8	Agent in Its Individual Capacity	96
9.9	Successor Administrative Agent.	96
9.10	Collateral and Guaranty Matters.	97
9.11	Administrative Agent May File Proofs of Claim	98
9.12	Recovery of Erroneous Payments	99
9.13	Survival	99

SECTION 10 MISCELLANEOUS		99

10.1	Amendments and Waivers.	99
10.2	Notices.	100
10.3	No Waiver; Cumulative Remedies	102
10.4	Survival of Representations and Warranties	102
10.5	Expenses; Indemnity; Damage Waiver.	102
10.6	Successors and Assigns; Participations and Assignments.	104

10.7	Adjustments; Set-off.	108
10.8	Payments Set Aside	109
10.9	Interest Rate Limitation	109
10.10	Counterparts; Electronic Execution of Assignments.	109
10.11	Severability	110
10.12	Integration	110
10.13	GOVERNING LAW	110
10.14	Submission to Jurisdiction; Waivers	110
10.15	Acknowledgements	111
10.16	Treatment of Certain Information; Confidentiality	111
10.17	Termination; Releases of Collateral	112
10.18	Patriot Act	112

SCHEDULES

Schedule 1.1A:	Term Commitments
Schedule 1.1B:	Excluded Subsidiaries
Schedule 4.4:	Governmental Approvals
Schedule 4.5:	Requirements of Law
Schedule 4.15(a):	Subsidiaries
Schedule 4.15(b):	Certain Equity Rights
Schedule 4.17:	Environmental Matters
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 4.24:	Designated Jurisdictions and Sanctioned Persons
Schedule 6.9:	Post-Closing Matters
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens
Schedule 7.7(h):	Existing Investments

EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	[Reserved]
Exhibit D:	Form of Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibits F-1 – F-4:	Forms of U.S. Tax Compliance Certificate
Exhibit G:	Form of Intercompany Note
Exhibit H:	Form of Term Loan Note
Exhibit I:	Form of Perfection Certificate
Exhibit J:	Form of Notice of Borrowing
Exhibit K:	Form of Warrant
Exhibit L:	Cash/PIK Election Notice
Exhibit M:	Form of Notice of Conversion/Continuation
Exhibit N:	[Reserved]
Exhibit O:	Notice of Additional Guarantor

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”), dated as of February 24, 2025, is entered into by and among NAVAN, INC., a Delaware corporation (the “Borrower”), the Guarantors (as defined below) from time to time party hereto, the financial institutions or entities from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”), and VCP CAPITAL MARKETS, LLC, as Administrative Agent.
RECITALS:
WHEREAS, the Borrower desires to obtain Term Loans in an aggregate principal amount of $130,000,000, subject to the terms and conditions set forth herein;
WHEREAS, the Lenders have agreed to extend such Term Loans to the Borrower subject to the terms and conditions set forth herein;
WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected Lien (free and clear of all other Liens, subject only to Liens permitted by the Loan Documents) on all of its assets, subject to certain specified exclusions set forth in the Loan Documents; and
WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrower and to secure all of its respective Obligations in respect of such guarantee by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected Lien (free and clear of all other Liens, subject only to Liens permitted by the Loan Documents) on all of its assets, subject to certain specified exclusions set forth in the Loan Documents.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1
DEFINITIONS
1.1    Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABL Agreement”: the definitive loan agreement governing the Indebtedness incurred pursuant to Section 7.2(o).
“ABL Intercreditor Agreement”: is defined in Section 7.2(o).
“ABR”: for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect for such day plus 0.50% per annum and (a) Adjusted Term SOFR for an Interest Period of one month plus 1.00% per annum; provided that in no event shall the ABR be deemed to be less than 2.00%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of the change in such rates.
“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Accounting Change”: is defined in the definition of “GAAP”.
“Adjusted Term SOFR”: for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than 1.00%, then Adjusted Term SOFR shall be deemed to be 1.00%.
“Administrative Agent”: VCP Capital Markets, LLC, in its capacity as the administrative agent, and collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacity.
“Affected Lender”: is defined in Section 2.14.
“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, neither the Administrative Agent nor the Lenders shall be deemed Affiliates of the Loan Parties solely as a result of the exercise of their rights and remedies under the Loan Documents.
“Agent Parties”: is defined in Section 10.2(e).
“Agreement”: is defined in the preamble hereto.
“Anti-Corruption Laws”: is defined in Section 4.25.
“Anti-Money Laundering Laws”: is defined in Section 4.24.
“Applicable Indebtedness”: is defined in the definition of “Weighted Average Life to Maturity”.
“Applicable Margin”: (i) in the case of SOFR Loans, (A) if the Borrower elects (or is deemed to have elected) the Cash Option in accordance with Section 2.8(a), 6.50% per annum in cash or (B) if the Borrower elects the Cash/PIK Option in accordance with Section 2.8(a), 6.50% per annum; provided that, the Margin Cash Component shall be 5.00% and the Margin PIK Component shall be 1.50%; and (ii) in the case of ABR Loans, (A) if the Borrower elects (or is deemed to have elected) the Cash Option in accordance with Section 2.8(a), 5.50% per annum or (B) if the Borrower elects the Cash/PIK Option in accordance with Section 2.8(a), 5.50%; provided that, the Margin Cash Component shall be 4.00% and the Margin PIK Component shall be 1.50%.
“Approved Fund”: any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender. Notwithstanding the foregoing, in no event shall any Group Member or any of their respective Affiliates be considered an Approved Fund.
“AR Facility Agreement”: that certain Revolving Credit and Security Agreement, dated as of November 18, 2022, by and among Liquid Labs SPV, LLC, a Delaware limited liability company, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto, as amended by that certain Amendment No. 1 dated as of February 17, 2023, that certain Amendment No. 2 dated as of July 28, 2023; that certain Amendment No. 3 dated as of October 12, 2023, that certain Amendment No. 4 dated as of March 11, 2024, that certain Amendment No. 5 dated as of April 19, 2024 and that certain Amendment No. 6 dated as of August 2, 2024, and as such agreement may be further amended from time to time in accordance with Section 7.17.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition of property permitted by clauses (a) through (j) and (l) through (p) of Section 7.5) that yields Net Cash Proceeds to the Borrower or any Subsidiary thereof (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at Fair Market Value in the case of other non-cash proceeds).
“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Assumption Agreement”: is defined in the Guarantee and Collateral Agreement. “Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest payment period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.” “Benchmark”: initially, the Term SOFR Reference Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.18, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement”: for any Available Tenor, in the first alternative set forth in the order below that can be determined by the Administrative Agent:
(1) Daily Simple SOFR, or
(2) the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 2.00%, the Benchmark Replacement will be deemed to be 2.00% for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment”: with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Payment Date,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefitted Lender”: is defined in Section 10.7(a).
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: is defined in the preamble hereto.
“Borrowing”: the borrowing of a Loan.
“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
“Business”: is defined in Section 4.17(b).
“Business Day”: a day other than a Saturday, Sunday or any other day on which commercial banks in the State of New York are authorized or required by law to close.

“CFC” means any direct or indirect Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that for all purposes hereunder, any obligations of such Person that would have been treated as operating leases in accordance with Accounting Standards Codification 840 (regardless of whether or not then in effect) shall be treated as operating leases for purposes of all financial definitions, calculations and covenants, without giving effect to Accounting Standards Codification 842 requiring operating leases to be recharacterized or treated as capital leases.
“Capital Stock”: with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable or exercisable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
”Cash Option”: is defined in Section 2.8(a).

“Cash/PIK Election Date”: for any Interest Payment Date, the date that is at least six (6) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to such Interest Payment Date.
”Cash/PIK Election Notice”: is defined in Section 2.8(a).
“Cash/PIK Option”: is defined in Section 2.8(a).
“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.
“Change of Control”: (a) prior to a Qualified IPO, the Permitted Holders shall cease to collectively own or control, in the aggregate, directly or indirectly, beneficially or of record, or shall cease to have the power to vote or direct, Capital Stock having at least 50.1% of the ordinary voting power for the election of the directors of Borrower or any of its successors (determined on a fully diluted basis), (b) after a Qualified IPO, at any time, any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders acquires, in the aggregate, directly or indirectly, beneficially or of record, an amount of Capital Stock representing more than 35.0% of the ordinary voting power for the election of the directors of Borrower or any of its successors (determined on a fully diluted basis), (c) a “Change of Control” (or other comparable provision) under or with respect to any agreement relating to Indebtedness exceeding $2,500,000 (other than any SPV Account Financing) and in connection with which the indebtedness becomes due and payable (or may be declared due and payable) under such agreement, or (d) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each other Loan Party (other than pursuant to a transaction permitted by Section 7.4).
“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders.
“Code”: the U.S. Internal Revenue Code of 1986, as amended.
“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document (which shall, for the avoidance of doubt, in no case include Excluded Assets (as defined in the Guarantee and Collateral Agreement)).
“Collateral-Related Expenses”: all reasonable, documented out-of-pocket costs and expenses of the Administrative Agent (including the reasonable out-of-pocket fees, charges and disbursements of counsel) paid or incurred in connection with any sale, collection or other realization on the Collateral, and reimbursement for all other reasonable, documented out-of- pocket costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.
“Communications”: is defined in Section 10.2(e).
“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Capital Expenditures”: for any period, with respect to the Group Members, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of the Borrower) by such Group Members during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Borrower.
“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its consolidated Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Revenue”: for the trailing twelve months ending as of the date of determination, the consolidated net revenue of the Borrower and its Subsidiaries, as determined in accordance with GAAP and as shown on the financial statements most recently delivered pursuant to Section 6.1(a) and (b).
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement”: any control agreement with respect to any Deposit Account, Securities Account or a commodities account, in form and substance reasonably satisfactory to the Administrative Agent, entered into among the depository institution at which a Loan Party maintains a Deposit Account, or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party and the Administrative Agent pursuant to which the Administrative Agent obtains “control” (within the meaning of the UCC, or any other applicable law) over such deposit account, securities account or commodities account.
“Convertible Indebtedness” means debt securities that are convertible into, or exchangeable for, Capital Stock.
“Convertible Securities Agreement”: that certain Convertible Securities Purchase Agreement, dated as of June 1, 2020, by and among the Borrower (f/k/a TripActions, Inc.) and the investors party thereto (the “Convertible Investors”), as in effect on the Closing Date.

“Convertible Securities Subordination Agreement”: that certain Subordination Agreement, dated as of the date hereof, by and among the Convertible Investors and the Administrative Agent and acknowledged by the Borrower.
“Convertible Security”: is defined in the Convertible Securities Agreement.
“COVID French Loans” means that certain indebtedness (i) due to Credit Du Nord pursuant to that certain Covid Loan Agreement by and between Reed & Mackay France SAS (d/b/a Frequent Flyer Travel Paris) (“R&M France”) and Credit Du Nord, dated as of March 23, 2020 and (ii) due to Caisse D’Epargne pursuant to that certain Covid Loan Agreement by and between R&M France and Caisse D’Epargne, dated as of June 18, 2021.
“COVID Netherlands Loan” means that certain indebtedness due to Noodmaatregel Overburgging Wekgelegeneid (“NOW”) pursuant to the Tijdelijke Noodmaatregel Overbrugging voor behoud van Werkgelegenheid Program Agreements No.1-4, issued by NOW to Navan Netherlands BV (f/k/a TripActions BV) and Navan Netherlands Labs BV (f/k/a TripActions Labs BV).
“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Data Security Obligations”: is defined in Section 4.9(c).
“Debtor Relief Laws”: the Bankruptcy Code, the UK Insolvency Act 1986 and all other liquidation, provisional liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, plan of arrangement, scheme of arrangement, receivership, insolvency, reorganization, restructuring, winding-up, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Rate”: is defined in Section 2.8(b).
“Defaulting Lender”: subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, receiver and manager, interim receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, or any other state, provincial or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.
“Designated Jurisdiction”: any country or territory that is itself the subject of any comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, the so called Luhansk People’s Republic, Kherson, Zaporizhzhia regions and such other regions of Ukraine over which any Sanctions authority imposes comprehensive Sanctions).
“Determination Date”: is defined in the definition of “Pro Forma Basis”.
“Discharge of Obligations”: subject to Section 10.8, the satisfaction of the Obligations by (a) the payment in full, in cash of the principal of and interest on or other liabilities relating to each Loan, all fees and all other expenses or amounts payable under any Loan Document (other than indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), and (b) the termination or expiration of the Term Commitments of the Lenders.
“Discretionary Guarantor” means any wholly-owned Subsidiary of the Borrower organized or incorporated under the laws of Canada (or any province or territory therein), the United Kingdom, Ireland, the Netherlands, Germany, Israel and any other jurisdiction approved in writing by the Administrative Agent which the Borrower elects to add as a Guarantor hereunder pursuant to and in accordance with Section 2.22.
“Disposition”: with respect to any property (including, without limitation, Capital Stock of Borrower or any of its Subsidiaries), any sale, lease, sale leaseback transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof (including by merger, allocation of assets, division, consolidation or amalgamation) and any issuance of Capital Stock of Borrower or any Subsidiary of Borrower. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution”: (i) any Person designated by Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent prior to the date hereof, (ii) those Persons who are competitors of the Borrower and its Subsidiaries identified in writing by Borrower to the Administrative Agent from time to time, subject to the written consent of Administrative Agent, and (iii) in the case of the foregoing clauses (i) and (ii), such Persons respective Affiliates (to the extent reasonably identifiable on the basis of name), other than Affiliates that constitute bona fide debt funds; provided that no such identification shall apply retroactively to disqualify any person that has previously acquired an assignment or interest in the Loans to the extent such party was not a Disqualified Institution at the time of the applicable assignment. Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and (b) the Borrower (on behalf of itself and the other Loan Parties) and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Institution.
“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Term Loan Maturity Date. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Subsidiary that is organized or existing under the laws of the United States, or any state thereof or the District of Columbia.
“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).
“English Debenture”: that certain English law debenture dated on or about the date hereof and granted by Reed & Mackay Holdings Limited (registration number 05577881), Navan Labs UK Limited (registration number 11250234) and by Reed & Mackay Travel Limited (registration number 00963087), pursuant to which Reed & Mackay Holdings Limited, Navan Labs UK Limited and Reed & Mackay Travel Limited each grants a Lien over its assets in favor of the Administrative Agent, in its capacity as administrative agent for and on behalf of itself and the Secured Parties.
“English Security Documents”: the collective reference to (a) the English Debenture, (b) the English Share Charge, and (c) all other English law security and/or guarantee documents hereafter delivered to the Administrative Agent granting a Lien or guarantee on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, and all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.

“English Share Charge”: that certain English law share charge dated on or about the date hereof and granted by the Borrower and Reed & Mackay Holdings Limited (registration number 05577881), pursuant to which (i) the Borrower grants a Lien over the shares it owns in Reed & Mackay Holdings Limited and Navan Labs UK Limited (registration number 11250234) and (ii) Reed & Mackay Holdings Limited grants a Lien over the shares it owns in Reed & Mackay Travel Limited (registration number 00963087), each in favor of the Administrative Agent, in its capacity as administrative agent for and on behalf of itself and the Secured Parties.
“Environmental Laws”: any and all foreign, federal, provincial, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health, occupational health and safety or the environment, as now or may at any time hereafter be in effect.
“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.
“ERISA Affiliate”: each trade, business or entity (whether or not incorporated) that is, or within the last six years was, a member of a “controlled group of corporations,” under “common control,” or a member of an “affiliated service group,” in each case, with any Group Member within the meaning of Section 414(b), (c), (m) or (n) of the Code, required to be aggregated with any Group Member under Section 414(o) of the Code, or is, or within the last six years was, treated as a single employer or under “common control” with any Group Member, within the meaning of Section 4001 of ERISA.
“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Group Member or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Section 4063 of ERISA or Section 4064 of ERISA; (d) the withdrawal of any Group Member or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Group Member or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 of ERISA or Section 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 of ERISA or Section 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Group Member or any ERISA

Affiliate thereof pursuant to Section 4062(e) of ERISA or Section 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Group Member or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or any Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) an event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) an application for a funding waiver under Section 302 of ERISA or Section 412 of the Code or an extension of any amortization period pursuant to Section 303 of ERISA or Section 430 of the Code with respect to any Pension Plan; (k) the occurrence of a non-exempt prohibited transaction under Section 406 of ERISA or Section 407 of ERISA or Section 4975 of the Code for which any Group Member or any Subsidiary thereof may be directly or indirectly liable; (l) a violation of the applicable requirements of Section 404 of ERISA or Section 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Group Member or any ERISA Affiliate thereof may be directly or indirectly liable; (m) the occurrence of an act or omission that could give rise to the imposition on any Group Member or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409 of ERISA, Section 502(c), (i) or (1) of ERISA, or Section 4071 of ERISA; or (n) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Group Member or any ERISA Affiliate thereof, in either case pursuant to Title I or IV of ERISA, including Section 302(f) of ERISA or Section 303(k) of ERISA, or pursuant to Section 401(a)(29) of the Code or Section 430(k) of the Code.
“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, and 436 of the Code and Sections 302 and 303 of ERISA.
“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Ex-Im Laws” means to the extent applicable (a) the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and any other applicable law related to export controls administered or enforced by an applicable Governmental Authority; and (b) import controls and customs laws administered by U.S. Customs and Border Protection and any other applicable Governmental Authority.
“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.
“Excluded Account”: each Deposit Account of a Loan Party (i) which is used exclusively for the purposes of the payment of payroll, payroll taxes, employee benefits, withholding or fiduciary deposits,

(ii) in which the average daily balance over the most recently ended thirty (30) day period is $500,000 or less individually or $1,000,000 or less in the aggregate for all such accounts, (iii) which is used exclusively to hold funds in trust for third parties and of which such Loan Party is not the beneficiary, (iv) which is used as a servicing account for the purpose of receiving and remitting collections on Permitted Receivables Assets owned by an SPV Entity or third-party under any SPV Account Financing or (v) reserve, cash collateral or similar deposit or securities accounts, in each case if required under any bank partnership or card issuance arrangements.
“Excluded Subsidiary”: (i) any SPV Entity, (ii) any Subsidiary that is an Immaterial Subsidiary, and (iii) any Subsidiary that is a CFC, FSHCO or Subsidiary of a CFC, in each case, solely to the extent a guarantee of the Obligations by such CFC, FSHCO or Subsidiary of a CFC would reasonably be expected to result in material adverse tax consequences to any Loan Party or its Subsidiaries, in each case, as reasonably determined by the Loan Parties and the Required Lenders in good faith. Each Subsidiary that is an Excluded Subsidiary on the Closing Date is listed on Schedule 1.1B.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or incorporated under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Term Commitment (other than pursuant to an assignment request by the Borrower under Section 2.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any VAT (in respect of which Section 2.12(j) applies).
“Existing Loan Agreement”: that certain Securities Purchase Agreement, dated as of September 26, 2022, by and among the Borrower (f/k/a TripActions, Inc.), Coatue Structured Lending Holdings LP and Coatue Structured Fund LP, as amended, supplemented, restated, amended and restated or otherwise modified from time to time.
“Fair Market Value”: with respect to any asset or property, the price that would be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management of the Borrower, whose determination will be conclusive for all purposes under the Loan Documents).
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letter”: the Fee Letter, dated as of the date hereof, by and between the Borrower and the Administrative Agent.
“Financial Covenants”: the covenants set forth in Section 7.1.
“Fiscal Quarter”: each fiscal quarter of the Borrower ending on April 30, July 31, October 30, and January 31 of each year.
“Fiscal Year”: each fiscal year of the Borrower ending on January 31 of each year.
“Foreign Plan”: any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other employee benefit arrangement, practice, scheme or policy, in each case, that is sponsored, maintained or contributed to (or to which there is an obligation to contribute) by any Group Member or any of its Subsidiaries or with respect to which any Group Member or any of its Subsidiaries has any liability, contingent or otherwise, in each case, that is not subject to the Laws of the U.S., whether or not mandated by non-U.S. Laws.
“Foreign Plan Event”: with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable laws or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable Governmental Authorities of any such Foreign Plan required to be registered; (c) the failure of any Foreign Plan to comply with any provisions of applicable laws or with the terms of such Foreign Plan; (d) the present value of the accrued benefit liabilities (whether vested or unvested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of a Group Member or any of its Subsidiaries, as applicable, on the basis of actuarial assumptions, each of which is reasonable, exceeds the current value of assets and/or property of such Foreign Plan and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are not properly accrued; (e) receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan or alleging the insolvency of any such Foreign Plan; or (f) any Group Member or any of their respective Subsidiaries incurs any liability or obligation in connection with the termination of or withdrawal from any Foreign Plan.
“Foreign Lender”: a Lender that is not a U.S. Person.
“Foreign Subsidiary”: any Subsidiary that is not a Domestic Subsidiary.
“FSHCO” means any Subsidiary all or substantially all of the assets of which consist of Capital Stock of (or loans to) one or more CFCs.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“Funding Office”: the account of the Administrative Agent as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Administrative Agent, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority”: the government of the United States of America, or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including, any supra-national entity (including the European Union and the United Nations), and any group or body charged with setting accounting or regulatory capital rules or standards (including any successor or similar authority to any of the foregoing).
“Grantor”: is defined in the Guarantee and Collateral Agreement; provided that, no Excluded Subsidiary shall be required to become a Grantor.
“Group Members”: the collective reference to the Borrower and its Subsidiaries.
“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantors”: a collective reference to (a) the Borrower and each Person signing this Agreement as a “Guarantor” on the date hereof and (b) each Subsidiary of Borrower which has become a Guarantor pursuant to the requirements of Section 6.11 hereof and/or the Guarantee and Collateral Agreement (including any Discretionary Guarantor); provided that, no Excluded Subsidiary shall be required to become a Guarantor
“Immaterial Subsidiaries”: as of any date of determination, any Foreign Subsidiary of the Borrower that has been designated in writing to the Administrative Agent on the Closing Date or on the first day of any Fiscal Quarter ended thereafter and that does not, at any date of determination, (a) have revenue or assets (each as determined in accordance with GAAP) in an amount greater than 5.0% of the amount of either (i) Consolidated Total Revenue or (ii) total consolidated assets (as determined in accordance with GAAP) of the Borrower and its Subsidiaries for the twelve month period ended on the most recently completed Fiscal Quarter, in the case of revenues, or as of the end of the most recently completed Fiscal Quarter, in the case of assets, in each case, as set forth on the most recent financial statements delivered pursuant to Section 6.1(a) or (b), or (b) own material Intellectual Property. In no event shall Immaterial Subsidiaries in the aggregate constitute more than 10.0% of Consolidated Total Revenue or 12.5% of total consolidated assets (as determined in accordance with GAAP) of the Borrower and its Subsidiaries for the twelve month period ended on the most recently completed Fiscal Quarter, in the case of revenues, or as of the end of the most recently completed Fiscal Quarter, in the case of assets, in each case, as set forth on the most recent financial statements delivered pursuant to Section 6.1(a) or (b).
“Incurred”: is defined in the definition of “Pro Forma Basis”.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business not more than ninety (90) days overdue (except where the amount thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member)), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Capital Stock, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, operating leases shall not be treated as “Indebtedness” for any purpose hereunder.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee”: is defined in Section 10.5(b).
“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, arrangement, moratorium, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, (b) any general assignment for the benefit of creditors, composition, moratorium, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under federal, provincial, state or foreign law or any other applicable jurisdiction, including any Debtor Relief Law.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, and other intellectual property rights in technology, proprietary software, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intellectual Property Security Agreement”: an intellectual property security agreement entered into between a Loan Party and the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement in form and substance satisfactory to the Administrative Agent, together with each other intellectual property security agreement (including any similar document to be entered into in any non-U.S. jurisdiction) and supplement thereto delivered pursuant to Section 6.11, in each case as amended, restated, supplemented or otherwise modified from time to time.
“Intercompany Note”: the master promissory note substantially in the form of Exhibit G.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each calendar quarter to occur while such Loan is outstanding, (b) as to any SOFR Loan, the last Business Day of such Interest Period, and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof, including the Term Loan Maturity Date.
“Interest Period”: as to any SOFR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such SOFR Loan and ending three (3) months thereafter; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such SOFR Loan and ending three (3) months thereafter; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    no Interest Period shall extend beyond the Term Loan Maturity Date; and
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Inventory”: all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
“Investments”: is defined in Section 7.7. “IRS”: the U.S. Internal Revenue Service.
“IT Systems and Data”: is defined in Section 4.9(b).
“Junior Debt Payment”: (i) any payment to redeem, purchase, prepay, retire, defease or otherwise acquire for value prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Indebtedness for borrowed money that is unsecured, subordinated, or secured by a Lien on a junior basis, or set aside any funds for such purpose, (ii) any interest payment in respect of any Indebtedness for borrowed money that is unsecured, subordinated or secured by a Lien on a junior basis, and (iii) any payment in violation of any subordination terms of the documentation governing such Indebtedness that is unsecured, subordinated or secured by a Lien on a junior basis.
“Lenders”: is defined in the preamble hereto.
“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: as of any date, (a) the amount of Qualified Cash as of such date plus (b) the amount available to be drawn under any revolving credit facility permitted pursuant to Section 7.2(n) or (v) (it being understood and agreed that any amounts if drawn that would cause a breach under such revolving facility shall not be included).
“Loan”: a Term Loan (or a portion of any Term Loan), individually or collectively as appropriate.
“Loan Documents”: this Agreement, each Security Document, each other guarantee executed by any Guarantor as required under Section 6.11 hereof or the other Loan Documents, each Term Loan Note, the Fee Letter, each Assignment and Assumption, each Compliance Certificate, each Notice of Borrowing, the Solvency Certificate, the Perfection Certificate, the Convertible Securities Subordination Agreement, the Trade Facility Intercreditor Agreement, the ABL Intercreditor Agreement, each other subordination or intercreditor agreement, the Intercompany Note, each other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document” and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Party”: each Group Member that is, or is required to become a party, to a Loan Document as a “Borrower” or a “Guarantor”.
“Margin Cash Component”: the portion of the Applicable Margin which may only be paid in cash.
“Margin PIK Component”: the portion of the Applicable Margin which shall be paid in kind in accordance with Section 2.8.
“Material Adverse Effect”: any event, circumstance or condition that has had or could reasonably be expected to have a materially adverse effect on (a) the business, operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole; (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document; (c) the ability of the Borrower and the other Loan Parties taken as a whole to perform their obligations under the Loan Documents; or (d) the legality, validity, binding effect or enforceability against the Borrower or any other Loan Party of any Loan Document to which it is a party (other than as a result of the action or inaction of the Administrative Agent or any Lender).
“Material Indebtedness” means (a) Indebtedness incurred under the ABL Agreement, (b) Indebtedness incurred under the Convertible Securities Agreement, (c) obligations of the Borrower and its Subsidiaries under an SPV Account Financing, (d) Indebtedness incurred under the Trade Facility and (e) any other Indebtedness (other than the Loans) in an aggregate principal amount exceeding $2,500,000.
“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos or asbestos-containing materials, per- or polyfluoroalkyl substances, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radioactive substances, or radiofrequency radiation at levels known to be hazardous to human health and safety.
“Maximum Rate”: is defined in Section 10.9.
“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.11(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.
“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.
“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA) to which any Group Member or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.
“Net Cash Proceeds”: in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received in cash or Cash Equivalents), net of reasonable direct costs related to such Asset Sale or Recovery Event (including the collection of such proceeds, awards or other payments), attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), other customary costs, fees and expenses actually incurred in connection therewith, all amounts that are reasonably set aside as a reserve for (x) adjustments in respect of the purchase price of such assets, and (y) any liabilities associated with such Asset Sale or Recovery Event, to the extent such reserve is required by GAAP (it being understood and agreed that once any such reserve is no longer required by GAAP, such cash and Cash Equivalents shall be considered Net Cash Proceeds), and Taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, margin and other applicable Taxes required to be paid by the Borrower or any Guarantor in connection with such Asset Sale or Recovery Event in the taxable year that such Asset Sale or Recovery Event is consummated, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes.
“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.
“Notice of Additional Guarantor”: a written notice substantially in the form of Exhibit O.
“Notice of Borrowing”: a written notice substantially in the form of Exhibit J.
“Notice of Conversion/Continuation”: a notice substantially in the form of Exhibit M.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, moratorium, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent, and any other Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, any premium (including, without limitation, the Prepayment Premium), reimbursement obligations, payment obligations, fees, indemnities, costs and expenses (including all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent and the Lenders)). For the avoidance of doubt, the Obligations shall not include any obligations arising under any warrants or other equity instruments issued by any Loan Party to any Lender.
“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.
“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate or articles of incorporation (including upon any change of name), amalgamation, amendment or continuance (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its articles and bylaws (or equivalent thereof) or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).
“Participant”: is defined in Section 10.6(d).
“Participant Register”: is defined in Section 10.6(d).
“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.
“Payment Conditions” means, as of the date of the relevant transaction immediately after giving effect thereto, (i) no Event of Default shall exist and be continuing and (ii) the Liquidity of the Loan Parties shall be at least $50,000,000. In connection with each transaction that is subject to the Payment Conditions, the Borrower shall be required to deliver a certificate certifying that each of the Payment Conditions has been met.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan”: an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan (x) that is or was, within the past six years, maintained or sponsored by any Group Member or any ERISA Affiliate thereof or to which any Group Member or any ERISA Affiliate thereof makes, or is obligated to make contributions, or has made, or was obligated to make, contributions, within the past six years, and (y) that is or was, within the past six years, subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
“Perfection Certificate”: the Perfection Certificate to be executed and delivered by the Borrower pursuant to Section 5.1, substantially in the form of Exhibit I, together with supplements and updates to such Perfection Certificate pursuant to Section 6.2(a).
“Permitted Acquisition”: is defined in Section 7.7.
“Permitted Capped Call Transaction” means any call option or capped call option (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of Borrower) purchased by Borrower in connection with the issuance of any Convertible Indebtedness and settled in common stock of Borrower (or such other securities or property), cash or a combination thereof; provided that (a) the aggregate net purchase price for such Permitted Capped Call Transaction does not exceed the net cash proceeds received by Borrower from the sale of the Convertible Indebtedness in connection with which such Permitted Capped Call Transaction was entered into and (b) the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by Borrower in good faith).
“Permitted Corporate Ventures” has the meaning assigned to such term in Section 7.7(q).
“Permitted Holders”: means (1) (i) Ariel Cohen, Einat Cohen, their family members, and any trusts or entities for the benefit of any of the foregoing, (ii) Ilan Twig, his family members and any trusts or entities for the benefit of any of the foregoing, (iii) Andreessen Horowitz, (iv) Lightspeed Venture Partners, (v) Oren Zeev, Zeev Ventures, Zeev 2008 Children’s Trust and JP Morgan Trust Company of Delaware as Trustee, (vi) Premji Invest, (vii) Greenoaks Capital Partners (including, without limitation, Greenoaks Capital Opportunities Fund III LP, Greenoaks Capital MS LP – Archie Goodwin Series, and JDC Enterprises Ltd.), (viii) Cosmic Venture Partners, (ix) Addition, (x) Base Partners, (xi) H Barton and (xii) any Affiliates of the foregoing and (2) any Person acting in the capacity of an underwriter or placement agent (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of Borrower.
“Permitted Receivables Assets”: the accounts receivable and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with limited or non-recourse warehouse or credit facilities secured by such receivables, and the proceeds thereof. For the avoidance of doubt, “Transferred Assets” (as defined in the Receivables Purchase Agreement referred to in the AR Facility Agreement) are Permitted Receivables Assets.
“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Personal Information”: is defined in Section 4.9(b).

“PIK Interest”: is defined in Section 2.8(a).
“Plan”: (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was, within the past six years, maintained or sponsored by any Group Member or any Subsidiary thereof or to which any Group Member or any Subsidiary thereof makes, or is obligated to make contributions or made, or was obligated to make, contributions, within the past six years, (b) a Pension Plan, or (c) a Qualified Plan.
“Platform”: is any of Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pledge Supplement”: is defined in the Guarantee and Collateral Agreement.
“Preferred Stock”: the preferred Capital Stock of Borrower or any Subsidiary thereof.
“Prepayment Date”: is defined in Section 2.6(f).
“Prepayment Premium”: (i) prior to the first anniversary of the Closing Date, an amount equal to 3.0% of the principal amount of the Loans being repaid, prepaid or that has become or is declared accelerated, (ii) on and after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, an amount equal to 1.5% of the principal amount of the Loans being repaid, prepaid or that has become or is declared accelerated, and (iii) on and after the second anniversary of the Closing Date, an amount equal to 0.0% of the principal amount of the Loans being repaid, prepaid or that has become or is declared accelerated. For the avoidance of doubt, such amount shall be payable whether before or after an Event of Default or acceleration of the Loans; provided that, to the extent the Loans are being repaid as a result of the occurrence of a Qualified IPO during the period from the Closing Date up to the second anniversary of the Closing Date, the Prepayment Premium shall not be payable.
“Prime Rate”: the rate of interest per annum published from time to time in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Basis”: with respect to any calculation or determination for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”):
(a)    pro forma effect will be given to any Indebtedness incurred by Borrower or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary (“Incurred”)) after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period; and
(b)    pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by Borrower and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of the Borrower in accordance with Regulation S-X under the Securities Act based upon the most recent four full Fiscal Quarters for which the relevant financial information is available.
“Projections”: is defined in Section 6.2(b).
“Properties”: is defined in Section 4.17(a).
“Public Company Costs”: as to any Person, costs relating to compliance with the provisions of the Securities Act and the Exchange Act as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of listing of such Person’s equity securities on a national securities exchange.
“Qualified Cash”: at any time, the aggregate amount of Unrestricted Cash held at such time by the Loan Parties in any Deposit Account or Securities Account subject to a Control Agreement; provided, that, until the date that is sixty (60) days following the Closing Date (or such later date as the Administrative Agent shall agree in its reasonable discretion), Unrestricted Cash of the Loan Parties shall be “Qualified Cash” notwithstanding that applicable Control Agreements are not yet in place.
“Qualified IPO”: the first issuance by the Borrower (or a direct or indirect parent of the Borrower) of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (or any similar offering made in a jurisdiction outside of the United States).
“Qualified Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was, within the past six years, maintained or sponsored by any Group Member or any ERISA Affiliate thereof or to which any Group Member or any ERISA Affiliate thereof makes or is obligated to make contributions or made contributions within the past six years, and (b) that is intended to be tax-qualified under Section 401(a) of the Code.
“Recipient”: the (a) Administrative Agent or (b) any Lender, as applicable.
“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Borrower or any Subsidiary thereof that yields Net Cash Proceeds to Borrower or any Subsidiary thereof.
“Register”: is defined in Section 10.6(c).

“Regulation T”: Regulation T of the Board as in effect from time to time.
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Regulation X”: Regulation X of the Board as in effect from time to time.
“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date”: is defined in Section 9.9(b).
“Replacement Lender”: is defined in Section 2.14.
“Required Lenders”: at any time, Lenders who hold more than 50% of the sum of the aggregate unpaid principal amount of the Loans then outstanding and unused Term Commitment of all Lenders; provided that the outstanding principal amount of the Loans or unused Term Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that VCP shall constitute the Required Lenders so long as it holds more than 25% of the sum of the aggregate unpaid principal amount of the Loans then outstanding and unused Term Commitment of all Lenders.
“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Rescindable Amount”: is defined in Section 2.10(c).
“Responsible Officer”: the chief executive officer, president, vice president, chief operating officer, chief financial officer, treasurer, controller or comptroller of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of the Borrower.
“Restricted Payments”: is defined in Section 7.6.
“S&P”: Standard & Poor’s Ratings Services.
“Sanction(s)”: any economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the United States Government (including those administered by OFAC, the U.S. Department of State and the U.S. Department of Commerce), (b) the United Nations Security Council, (c) the European Union and each member state thereof (including, without limitation, those administered by the EU Council or EU Commission, when acting in furtherance of the EU’s Common and Foreign Security Policy), or (d) the United Kingdom (including, without limitation, those administered by His Majesty’s Treasury and the Department of Business, Innovation and Skills).

“Sanctioned Person”: is defined in Section 4.24.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Parties”: the collective reference to the Administrative Agent, any receiver, manager, administrative receiver or delegate appointed by it, and the Lenders and each of their respective permitted successors and assignees.
“Securities Account”: any “securities account” as defined in the UCC (or any other applicable law) with such additions to such term as may hereafter be made.
“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.
“Securitization Repurchase Obligation”: any obligation of a Group Member that is a seller of Permitted Receivables Assets to an SPV Entity or third-party in an SPV Account Financing to repurchase such Permitted Receivables Assets arising as a result of a breach of a Standard Securitization Undertaking.
“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) the Mortgages, (c) each Intellectual Property Security Agreement, (d) each Control Agreement, (e) each English Security Document, (f) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, (g) each Pledge Supplement (as defined in the Guarantee and Collateral Agreement), (h) each Assumption Agreement (as defined in the Guarantee and Collateral Agreement), and (i) all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.
“SOFR”: a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).
“SOFR Loans”: Loans, the rate of interest applicable to which is based upon the Adjusted Term SOFR.
“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1, which Solvency Certificate shall be in substantially the form of Exhibit D.
“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person, as of such date, exceeds the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, (b) the “present fair saleable value” of the assets of such Person, as of such date, is greater than the amount that is required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person does not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person has not incurred and does not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature.
“SPV Account Financing”: any receivables warehouse financing, factoring, sale or other similar financing agreement entered into by an SPV Entity in connection with the sale or financing of Permitted Receivables Assets, including (a) the AR Facility Agreement and (b) any replacement of the AR Facility Agreement or any other bankruptcy-remote warehouse credit facility entered into by an SPV entity for purposes of financing expense receivables; provided that any SPV Account Financing shall meet the following conditions: (i) such SPV Account Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the SPV Entity, (ii) all sales and/or contributions of Permitted Receivables Assets are made at fair market value and are either (x) non-recourse to the Loan Parties or (y) if recourse to the Loan Parties, such recourse is limited solely to the Permitted Receivables Assets and Standard Securitization Undertakings, (iii) the only assets of the Loan Parties involved in such SPV Account Financing shall be accounts receivable generated in the ordinary course of business and related Permitted Receivables Assets and Standard Securitization Undertakings, and (iv) the Secured Parties shall have received a pledge of equity in the SPV Entity party to such SPV Account Financing in accordance with the terms of the Loan Documents.
“SPV Entity”: (i) with respect to the AR Facility Agreement, Liquid Labs SPV, LLC, a Delaware limited liability company, or an SPV Entity that owns 100% of the Capital Stock in the SPV Entity party to such SPV Account Financing and (ii) with respect to any other SPV Account Financing permitted hereunder, any securitization trust or special/single purpose company which is a Subsidiary or Affiliate of the Borrower and formed for the sole purpose of entering into, and engages in no other activities other than in connection with, an SPV Account Financing, and which is designated by the board of directors of the Borrower as an SPV Entity; provided that (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of any SPV Entity (1) is guaranteed by the Borrower or any other Subsidiary of the Borrower, other than another SPV Entity or pursuant to Standard Securitization Undertakings, (2) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower, other than another SPV Entity, in any way other than pursuant to Standard Securitization Undertakings or (3) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, other than another SPV Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) none of the Borrower nor any other Subsidiary of the Borrower, other than another SPV Entity, has any material contract, agreement, arrangement or understanding with any such SPV Entity other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) none of the Borrower nor any other Subsidiary of the Borrower, other than another SPV Entity, has any obligation to maintain or preserve such SPV Entity’s financial condition or cause such SPV Entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.
“Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by the Borrower or any Group Member in connection with any SPV Account Financing which (i) the Borrower has determined in good faith to be customary in a bankruptcy-remote warehouse or securitization financing or receivables sale arrangement and (ii) do not have the effect of guaranteeing the repayment of such SPV Account Financing or limiting the loss or credit risk of lenders or purchasers with respect to payment or performance by the obligors of the receivables transferred in connection with such SPV Account Financing, including, without limitation, those relating to the sale or servicing of the assets of the borrower or purchaser under such financing, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in respect of any Person incorporated in England and Wales (without limitation to the foregoing) any subsidiary incorporated in England and Wales within the meaning of section 1159 of the Companies Act 2006. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.
“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Loan Party or its respective Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary.
“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Group Members shall be deemed to be a “Swap Agreement.”
“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment”: with respect to any Lender, the commitment of such Lender to make a Term Loan on the Closing Date in a principal amount equal to such Lender’s Term Commitment Percentage of the Term Committed Amount.
“Term Commitment Percentage”: for each Lender, the percentage of the aggregate Term Commitments represented by such Lender’s Term Commitment at such time and identified as its Term Commitment Percentage on Schedule 1.1, as such percentage may be modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.6(b).
“Term Committed Amount”: $130,000,000.

“Term Loan Maturity Date”: with respect to the Term Loans, the earliest of (i) February 24, 2030, (ii) if (A) the Investment Balance (as defined in each Convertible Security issued under the Convertible Securities Agreement) has not already been fully converted to Capital Stock of the Borrower, and (B) an End Date Conversion Notice (as defined in each Convertible Security issued under the Convertible Securities Agreement) has not been delivered to the Borrower prior to 11:59 p.m. Pacific time on or prior to the date that is forty-five (45) days prior to the End Date (as defined in each Convertible Security issued under the Convertible Securities Agreement and as extended by that certain Notice of Extension, dated as of September 23, 2024), the date that is ninety-one (91) days prior to the End Date (after giving effect to the extension set forth in the proviso to clause (a) of the definition of End Date in each Convertible Security) and (iii) the date on which the Obligations hereunder shall be accelerated in accordance with the provisions of this Agreement; provided that if such day is not a Business Day, the applicable Term Loan Maturity Date shall be the Business Day immediately prior to such day.
“Term Loan Note”: a promissory note in the form of Exhibit H, as it may be amended, supplemented or otherwise modified from time to time.
“Term Loans”: the term loans made by the Lenders to the Borrower pursuant to Section 2.1(a).
“Term Percentage”: for each Lender, such Lender’s Term Commitment Percentage (or, at any time after the funding of the Loans, as applicable, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).
“Term SOFR”:
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.
“Trade Facility”: that certain Uncommitted Trade Loan Facility Agreement, dated as of June 10, 2024, by and between the Borrower and Citibank, N.A., as amended, supplemented, restated, amended and restated or otherwise modified from time to time.
“Trade Facility Intercreditor Agreement”: that certain Intercreditor Agreement, dated as of the date hereof, by and between the Administrative Agent and Citibank, N.A., as amended, supplemented, restated, amended and restated or otherwise modified from time to time.
“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the relevant Benchmark Replacement Adjustment.
“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired.
“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.
“Union”: is defined in Section 4.12.
“United States” and “U.S.”: the United States of America.
“Unrestricted Cash”: on any date of determination, cash and Cash Equivalents of the Loan Parties, other than cash and Cash Equivalents listed as “Restricted” (or any like caption) on the balance sheet of any such Person.
“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate”: as defined in Section 2.12(f).
“VAT” means:
(a)    any value added tax imposed pursuant to the United Kingdom Value Added Tax Act 1994;
(b)    any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive; and
(c)    any other tax of a similar nature, whether imposed by the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

“VCP”: Vista Credit Partners, L.P. and its Affiliates, and/or certain funds, accounts or clients managed, advised or sub-advised by Vista Capital Partners, L.P. or its Affiliates, as the context may require.
“Warrants”: those certain common stock purchase warrants issued by the Borrower to VCP substantially in the form of Exhibit K.
“Weighted Average Life to Maturity”: when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing: (a) the sum of the products of the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock, multiplied by the amount of such payment, by (b) the sum of all such payments; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being refinanced (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable refinancing will be disregarded.
“Withholding Agent”: as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.
1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) references to a given time of day shall, unless otherwise specified, be deemed to refer to New York City time, and (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.
(c)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, all accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (i) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, (ii)

for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with past practices and (iii) the prior consent of the Administrative Agent shall be required before any hardware and/or software sales is treated as sales-type leases under GAAP or inconsistent with the expected go- forward revenue recognition across the Borrower’s customer base which consists of recognizing hardware and software revenue across the customer’s contract period.
(d)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, and (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(e)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
1.3    Rounding; Certain Baskets. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.4    Currency Generally. Except as otherwise expressly provided herein, for purposes of any determination under any provision of any Loan Document requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars, will be converted to Dollars by the Administrative Agent in its reasonable discretion.
1.5    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.
SECTION 2
AMOUNT AND TERMS OF TERM COMMITMENTS
2.1    Term Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in a principal amount equal to its Term Commitment. The Term Loans may from time to time be SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.20. Once repaid, whether such payment is voluntary or required, the Term Loans may not be reborrowed.
2.2    Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to the third (3rd) Business Day prior to the Closing Date (or such shorter period as approved by the

Administrative Agent)) requesting that the Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed; provided that such notice may be conditioned upon the occurrence of a transaction closing simultaneously with such borrowing, in which case the Borrower may revoke such notice if such event does not occur. Upon receipt of such Notice of Borrowing, the Administrative Agent shall promptly notify each Lender thereof. Not later than 2:00 P.M., New York City time, on the Borrowing Date each Lender shall make available to the Administrative Agent the funds set forth in the Notice of Borrowing. Upon receipt of all requested funds, the Administrative Agent shall wire transfer to the Borrower an amount in immediately available funds equal to the Term Loans to be made by such Lender to the account specified by the Borrower in accordance with the instructions provided by the Borrower.
2.3    Repayment of Term Loans. The Term Loans shall be repaid on the Term Loan Maturity Date in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date together with all accrued and unpaid interest thereon, any outstanding fees, and the Prepayment Premium, if any, in each case, payable in accordance with the Loan Documents.
2.4    Fees. The Borrower agrees to pay, or cause to be paid, to the Administrative Agent and/or the Lenders the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein. All such fees shall be fully earned on the date paid or the Closing Date, as applicable, and nonrefundable.
2.5    Optional Prepayments. Subject to the payment of the amounts described in Section 2.7, the Borrower may at any time prepay the Loans, in whole or in part, upon irrevocable written notice delivered to the Administrative Agent no later than 12:00 p.m., New York City time, five (5) Business Days prior thereto (or such shorter period reasonably acceptable to the Administrative Agent), which notice shall specify the date and amount of the proposed prepayment; provided that if a SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a financing or an acquisition, such notice of prepayment may be revoked if such financing or acquisition is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Amounts to be applied in connection with prepayments made pursuant to this Section 2.5 shall be applied on a pro rata basis in accordance with Section 2.10(b).
2.6    Mandatory Prepayments.
(a)    [Reserved].
(b)    Subject to the payment of the amounts described in Section 2.7, if any Indebtedness shall be incurred by Borrower or any Subsidiary thereof (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence or, if later, date of receipt toward the prepayment of the Loans and other amounts as set forth in Section 2.6(f).
(c)    If on any date Borrower or any Subsidiary thereof shall receive Net Cash Proceeds from any Asset Sale (excluding an Asset Sale constituting the issuance of Capital Stock issued by Borrower) or Recovery Event, then, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied, within five (5) Business Days of receiving such proceeds, towards the prepayment of the Loans and other amounts as set forth in Section 2.6(f); provided that if the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Borrower intends to apply such Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within one hundred eighty (180) days after receipt of such Net Cash Proceeds to acquire (or, in the case of a Recovery Event, replace or rebuild) assets (excluding cash or Cash Equivalents) to be used in the business of Borrower (it being understood and agreed that such proceeds may not be used to pay for or to offset any expenses, liabilities or any payroll obligations), and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this clause (c) with the amount Net Cash Proceeds specified on such certificate; provided further that (i) any such Net Cash Proceeds intended to be reinvested shall be held in a Deposit Account that is subject to a Control Agreement until such reinvestment is made and (ii) to the extent any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such non-reinvested Net Cash Proceeds shall be applied within five (5) Business Days after such determination that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this clause (c); provided, further, that a prepayment pursuant to this Section 2.6(c) shall only be required to the extent such Net Cash Proceeds exceeds $1,000,000 in a Fiscal Year, and only to the extent of such excess.
(d)    [Reserved].
(e)    [Reserved].
(f)    Amounts to be applied in connection with prepayments made pursuant to this Section 2.6 shall be applied to the Loans on a pro rata basis, in each case in accordance with Section 2.10(b). Each prepayment of the Loans under this Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. The Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall promptly notify each Lender) (i) a written notice of each prepayment of the Loans in whole or in part pursuant to this Section 2.6 by noon New York City time, not less than (x) with respect to prepayments required by Section 2.6(a) and (c), five (5) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the date such prepayment shall be made or (y) with respect to prepayments required by Section 2.6(b), on the date such prepayment shall be made (each, a “Prepayment Date”), which such notice shall set forth (x) the Prepayment Date, (y) the aggregate amount of such prepayment and (z) the applicable clause under this Section 2.6 that such prepayment relates to, and (ii) a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment.
2.7    Call Protection. Notwithstanding anything to the contrary herein or in any other Loan Document, (i) any outstanding Loans prepaid or repaid by any Loan Party pursuant to Section 2.5 or Section 2.6(b) or in connection with any replacement of a Lender pursuant to Section 2.14(b), in each case, shall be accompanied by a payment by (or on behalf of) the Borrower to the Administrative Agent, for the ratable benefit of each applicable Lender, of the applicable Prepayment Premium and (ii) any repayment of, redemption or distribution (or deemed repayment) in respect of, the principal amount of the Term Loans after acceleration thereof pursuant to Section 8 (including automatically as a result of an Event of Default pursuant to Section 8.1(f)), shall be accompanied by a payment by (or on behalf of) the Borrower to the Administrative Agent, for the ratable benefit of each applicable Lender, of the applicable Prepayment Premium.

2.8    Interest Rates and Payment Dates.
(a)    Subject to the provisions of Section 2.8(b), (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR plus the Applicable Margin, and (ii) each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin. The Borrower shall, by delivering a written notice substantially in the form of Exhibit L (a “Cash/PIK Election Notice”) to the Administrative Agent on or prior to the Cash/PIK Election Date, elect whether interest payments for such Interest Payment Date shall be (i) paid entirely in cash (such election, the “Cash Option”) or (ii) paid partially in cash and partially paid in kind (such election, the “Cash/PIK Option”); provided that if the Borrower fails to deliver a Cash/PIK Election Notice by the Cash/PIK Election Date, the Borrower shall be deemed to have elected the Cash/PIK Option for the applicable Interest Payment Date. The Administrative Agent shall promptly notify each Lender of the Borrower’s election. If the Borrower elects (or is deemed to have elected) the Cash Option, all interest payments with respect to the Loans shall be paid in cash on the applicable Interest Payment Date in accordance with Section 2.8(c). If the Borrower elects the Cash/PIK Option for any Interest Payment Date, all interest payments with respect to the Loans shall be paid in cash on the applicable Interest Payment Date in accordance with Section 2.8(c), except that the portion of the interest accruing pursuant to the Margin PIK Component of the Applicable Margin (the “PIK Interest”) shall be paid in kind on such Interest Payment Date in accordance with Section 2.8(c).
(b)    During the continuance of an Event of Default, all outstanding Loans shall automatically, without any action from the Lenders, bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and all other overdue amounts shall bear interest at a rate per annum equal to the rate that would apply to ABR Loans plus 2% (the “Default Rate”).
(c)    Interest on each Loan shall be due and payable in arrears (or compounded, as applicable) on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest on each Loan shall be paid in cash; provided that the portion of the interest representing the PIK Interest shall be paid in kind (in lieu of cash) by increasing the outstanding principal balance of the Loans by the amount of such PIK Interest on each Interest Payment Date. From and after each applicable Interest Payment Date, the outstanding principal amount of the Loans shall without further action by any party hereto be deemed to be increased by the aggregate amount of PIK Interest so capitalized and added to the Loans in accordance with the immediately preceding sentence, whereupon such amount of PIK Interest so capitalized and added shall also accrue interest in accordance with the terms of this Section 2.8. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Interest at the Default Rate shall be payable in cash on written demand. In computing interest on the Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to the Loan, the last Interest Payment Date with respect to such Loan or, with respect to a ABR Loan being converted from a SOFR Loan, the date of conversion of such SOFR Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a SOFR Loan, the date of conversion of such ABR Loan to such SOFR Loan, as the case may be, shall be excluded.

2.9    Computation of Interest and Fees.
(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of Adjusted Term SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR or the Adjusted Term SOFR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on the outstanding principal amount of each Loan from and including the date that each such Loan is made to but excluding the date that such outstanding principal amount is paid.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.
2.10    Pro Rata Treatment and Payments.
(a)    Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Term Commitments shall be made pro rata according to the respective Term Percentages.
(b)    Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All prepayments in respect of the principal amount of the Loans shall be applied to the outstanding Loans on a pro rata basis regardless of the type. Amounts prepaid on account of the Loans may not be reborrowed.
(c)    With respect to any payment that the Administrative Agent makes for the account of the Lenders as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in immediately available funds with interest thereon for each day from and including the date such amount was distributed to such Lender to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.
(d)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to noon on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after noon may, in the Administrative Agent’s discretion be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender has not in fact made its share of such borrowing available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith, on written demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate per annum applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.
If such Lender pays its share of the borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(f)    Unless the Administrative Agent shall have received a written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing in this Section 2.10(f) shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
(g)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2.10, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(h)    The obligations of the Lenders hereunder to (i) make Loans, and (ii) to make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.7.
(i)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(j)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees, then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees, then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(k)    If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage of such payment on account of the Loans obtained by all of the Lenders, such Lender shall (a) notify the Administrative Agent of the receipt of such payment, and (b) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Lenders (through the Administrative Agent), without recourse, such participations in the Loans made by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Term Percentages; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply; provided that, for purposes of this clause (y), Lenders on the Closing Date and Affiliates and Approved Funds thereof shall not be Affiliates). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.10(k) shall be required to implement the terms of this Section 2.10(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.10(k) and shall in each case notify the Lenders following any such purchase. The Borrower consents on behalf of itself and each other Loan

Party to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
2.11    Illegality; Requirements of Law.
(a)    Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund SOFR Loans or to determine or charge interest rates based upon the Adjusted Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
(b)    Requirements of Law. If the adoption of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, in each case made subsequent to the date hereof:
(i)    shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)    shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Term SOFR); or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintain Loans determined with reference to the Adjusted Term SOFR or of maintaining its obligation to make such Loans, or to increase the cost to such Lender, or to reduce the amount of any sum receivable or received by such Lender or other Recipient hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower will promptly pay such Lender or other Recipient, as the case may be, any additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the

Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(c)    If any Lender determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(d)    For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.
(e)    A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section 2.11 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) Business Days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.11, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.11 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of the change in the Requirement of Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.11 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.
2.12    Taxes.
For purposes of this Section 2.12, the term “applicable law” includes FATCA.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law, and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 2.12. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then:

(i)    the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; and
(ii)    if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.12) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes. Without limiting the provisions of Section 2.12(a) above, the Borrower shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.12, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by Loan Parties. Without prejudice to Section 2.12(a) above, the Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.12(e).

(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.12(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN- E, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender and the Administrative Agent agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(iv)    On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower whichever of the following is applicable: (a) if the Administrative Agent is a U.S. Person, two executed copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding and that it is either (x) a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii) or (y) hereby represents that it will otherwise handle US withholding tax compliance with respect to payments to the Lenders (such that the Borrower can make such payments to the Administrative Agent without collecting U.S. withholding tax) or (b) if the Administrative Agent is not a U.S. Person, (x) two executed copies of IRS Form W-8ECI or W-8BEN-E (or successor forms) (together with all required accompanying documentation) with respect to any amounts payable to Administrative Agent for its own account and (y) two (2) executed copies of IRS Form W-8IMY (or successor form) certifying that the Administrative Agent is a “qualified intermediary” or a “U.S. branch” for the amounts the Administrative Agent receives for the account of others. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.12(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.12(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.12(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the Discharge of Obligations.
(i)    Investment Unit. Each party hereto acknowledges and agrees that the Loans and the Warrants, with their imbedded rights, have been issued as an “investment unit” within the meaning of Section 1273(c)(2) of the Code and Section 1.1273-2(h) of the U.S. Treasury Regulations. Each party hereto hereby further acknowledges and agrees that for U.S. federal (and applicable state and local) income tax purposes the purchase price and fair market value of the Warrants shall be as mutually agreed to by the parties hereto in good faith within 60 days of their original issue date and the “issue price” of the

Loans under Section 1273(b) of the Code shall be determined by taking into account the purchase price allocated to the Warrants. If the difference between the aggregate principal amounts of the Loans and the aggregate “issue price” of the Loans is more than “de minimis,” the difference shall be “original issue discount.” The parties hereto agree to make any determinations under Section 1.1273-2(h) of the U.S. Treasury Regulations consistent with the foregoing and to file all Tax returns consistent with the foregoing, except as otherwise required by a “determination” as defined in Section 1313(a) of the Code.
(j)    VAT.
(i)    For the avoidance of doubt, all amounts expressed to be payable under a Loan Document by any Loan Party to a Lender which (in whole or in part) constitute consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, if VAT is or becomes chargeable on any supply made by any Lender to any Loan Party under a Loan Document,
(A)    if such Lender is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must, on request, promptly provide an appropriate VAT invoice to that Loan Party) or
(B)    if such party is required to directly account for such VAT under a reverse charge procedure, then such party shall account for the VAT at the appropriate rate (and such Lender must, promptly provide an appropriate VAT invoice stating that the amount is charged in respect of a supply that is subject to VAT but that the reverse charge procedure applies).
(ii)    Where a Loan Document requires a Loan Party to reimburse or indemnify a Lender for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
2.13    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.11(b), Section 2.11(c), Section 2.12(a), Section 2.12(b) or Section 2.12(d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.12, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.11(b), Section 2.11(c), Section 2.12(a), Section 2.12(b) or Section 2.12(d). The Borrower hereby agrees to pay all reasonable and documented out- of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.
2.14    Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any

Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):
(a)    a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.12 or of increased costs pursuant to Section 2.11(b) or Section 2.11(c) (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.13 or is a Non-Consenting Lender);
(b)    a notice from the Administrative Agent under Section 10.1(b) that one or more Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or
(c)    notice from the Administrative Agent that a Lender is a Defaulting Lender;
then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Term Commitment; or (ii) designate one or more replacement lenders (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Term Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”) at an amount equal to the outstanding principal amount of such Affected Lender’s Loan, plus all accrued interest thereon, accrued fees, premiums and other amounts payable to it hereunder; provided, however, that the Borrower shall be liable for the payment upon written demand of all costs and other amounts arising under Section 2.19 that result from the acquisition of any Affected Lender’s Loan and/or Term Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any SOFR Loans then outstanding; and provided further, that if the Borrower elects to exercise such right with respect to any Affected Lender under clauses (a) or (b) of this Section 2.14, at any time prior to the fourth anniversary of the Closing Date, the Affected Lender shall be entitled to the Prepayment Premium set forth in Section 2.7 as if such Loans were optionally prepaid on such date pursuant to Section 2.5. The Affected Lender replaced pursuant to this Section 2.14 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Term Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.19 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.14, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.12, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.15    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a Deposit Account and released pro rata to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Term Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, pay the amount of the defaulted funding obligation or expense, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be reasonably necessary to cause such Lender to no longer be a Defaulting Lender and the Loans to be held on a pro rata basis by the Lenders in accordance with their respective Term Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

2.16    Notes. If so requested by any Lender by written notice to the Borrower, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Term Loan Note or Term Loan Notes to evidence such Lender’s Loans.
2.17    [Reserved].
2.18    Benchmark Transition.
(a)    Benchmark Replacement. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)    Notice; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.
(d)    Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then- current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
2.19    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in making a borrowing of, conversion into or continuation of SOFR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from SOFR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of SOFR Loans on a day that is not the last day of an Interest Period with respect thereto. Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the Discharge of Obligations.
2.20    Conversion and Continuation Options.
(a)    The Borrower may elect from time to time to convert SOFR Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than noon on the Business Day preceding the proposed conversion date; provided that any such conversion of SOFR Loans shall be made three (3) Business Days prior to the last day of the then current Interest Period. The Borrower may elect from time to time to convert ABR Loans to SOFR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than noon on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a SOFR Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)    Any SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice of such continuation in a Notice of Conversion/Continuation to the Administrative Agent not later than noon on the date that is three (3) Business Days prior to the last day of the then-current Interest Period; provided that no SOFR Loan may be continued as such when any Event of Default has occurred and is continuing and shall be automatically converted to ABR Loans on the last day of such then-expiring Interest Period; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph, such Loans shall be automatically be continued as SOFR Loans with an Interest Period of three (3) months. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
2.21    Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a SOFR Loan or a conversion to or a continuation thereof that, by reason of circumstances affecting the relevant market, (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such requested Loan or conversion or continuation, as applicable, (b) adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR for such Interest Period, or (c) the Adjusted Term SOFR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then, in any such case (a), (b) or (c), the Administrative Agent shall promptly notify the Borrower and the relevant Lenders thereof as soon as practicable thereafter. Any such determination shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes. Thereafter, (x) any SOFR Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to SOFR Loans shall be continued as ABR Loans and (z) any outstanding SOFR Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further SOFR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant facility to SOFR Loans.
2.22    Discretionary Guarantors. At any time after the Closing Date, the Borrower may request to add a wholly-owned Subsidiary of the Borrower that is otherwise an Excluded Subsidiary as a Discretionary Guarantor, subject to satisfaction of the following requirements:
(a)    the Borrower shall provide a Notice of Additional Guarantor to the Administrative Agent of its request to add any Excluded Subsidiary as a Discretionary Guarantor at least thirty (30) days (or such shorter period as the Administrative Agent may agree in sole discretion) prior to the date of such Subsidiary becoming a Discretionary Guarantor;
(b)    with respect to any Foreign Subsidiary organized or incorporated outside of Canada, the United Kingdom, Ireland, the Netherlands, Germany or Israel proposed to become a Discretionary Guarantor, the Administrative Agent’s prior written consent shall be required to approve the applicable jurisdiction in which such Foreign Subsidiary is organized or incorporated (which may be withheld in the Administrative Agent’s reasonable discretion, including if the Administrative Agent reasonably determines that such Subsidiary is organized or incorporated under the laws of a jurisdiction where (i) the amount and enforceability of the contemplated guarantee that may be entered into by a Person organized or incorporated in the relevant jurisdiction is adversely limited by applicable laws or contractual limitations, (ii) the security interests (and the enforceability thereof) that may be granted with respect to assets (or various classes of assets) located in the relevant jurisdiction are adversely limited by applicable law or (iii) there is any reasonably identifiable adverse political or legal risk to the Lenders or the Administrative Agent associated with such jurisdiction);
(c)    the Borrower and such Discretionary Guarantor shall (i) execute and deliver the documents required to be delivered by a Subsidiary that is not an Excluded Subsidiary under Section 6.11 and any and all further guarantees, security agreements, pledges or similar collateral documentation reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent, that is reasonable and customary for the jurisdiction of formation or incorporation of such Discretionary Guarantor, which such documentation required for such treatment shall be subject to reasonable and customary guaranty and securities principles for such jurisdiction of such Discretionary Guarantor, and (ii) take all further actions (including the filing and recording of financing statements and other documents) reasonably requested by the Administrative Agent to guarantee the Obligations and grant a perfected security interest in such Discretionary Guarantor’s assets constituting Collateral to secure the Obligations;
(d)    as a condition to the effectiveness of any Subsidiary becoming a Discretionary Guarantor, such Subsidiary shall deliver opinions, board resolutions and officers’ certificates or directors’ certificates (as applicable) and/or other documentation consistent with those delivered on the Closing Date under Section 5.1 and all documentation and other information reasonably requested by the Administrative Agent or any Lender in connection with Anti-Money Laundering Laws, including the USA PATRIOT Act, the Proceeds of Crime Act and any applicable “know your customer” rules and regulations, and Sanctions, including a Beneficial Ownership Certification, to the extent reasonably requested by the Administrative Agent or any Lender; and
(e)    once the Borrower makes such election under this Section 2.22 with respect to such Discretionary Guarantor, such election shall be binding and such Discretionary Guarantor shall not be able to revert or convert back into or otherwise be treated as an Excluded Subsidiary.
SECTION 3
RESERVED
SECTION 4
REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
4.1    Financial Condition.
(a)    The audited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at January 31, 2024 and the related audited consolidated and consolidating statements of income and cash flows for the Fiscal Year ended on such date, and the accompanying report thereon of the Borrower’s independent certified public accountants present fairly in all material respects the consolidated and consolidating financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated and consolidating results of its operations and its consolidated and consolidating cash flows for the Fiscal Year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such aforementioned firm of accountants and disclosed in reasonable detail therein).
(b)    The unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at April 30, 2024, July 31, 2024 and October 31, 2024 and the related unaudited consolidated and consolidating statements of income and cash flows for such periods present fairly in all material respects the consolidated and consolidating financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated and consolidating results of its operations and its consolidated and consolidating cash flows for the period then-ended (subject to normal yearend audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the chief financial officer of the Borrower and disclosed in reasonable detail therein and subject to normal year-end audit adjustments and the absence of year-end audit footnotes).
4.2    No Material Adverse Effect. Since January 31, 2024, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its organization, formation, incorporation, amalgamation or continuation, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction in which the nature of the business conducted by it or the nature of the properties owned or leased by it requires such qualification or license, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
4.4    Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices which have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law (except as set forth on Schedule 4.5) or any material Contractual Obligation (including any organizational documents, shareholder agreements, voting agreements or similar agreements) of any Loan Party or any Operating Documents of any Loan Party, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the

Security Documents). No Loan Party has violated any Requirement of Law or violated or failed to comply with any Contractual Obligation applicable to such Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. The absence of obtaining the Governmental Approvals described on Schedule 4.4 and the violations of Requirements of Law referenced on Schedule 4.5 shall not have a Material Adverse Effect.
4.6    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) if adversely determined and after giving effect to applicable insurance coverage, could reasonably be expected to have a Material Adverse Effect.
4.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested credit extension.
4.8    Ownership of Property; Liens. Each Loan Party has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such fee owned property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.7. The Perfection Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the Closing Date, if any.
4.9    Intellectual Property.
(a)    Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted (provided the foregoing is not and shall not be deemed to be a representation or warranty of any kind with respect to any unknown infringement of any patent rights of any other Person). No claim has been asserted in writing and is pending by any Person challenging or questioning any Loan Party’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does the Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the use of Intellectual Property by each Loan Party, and the conduct of such Loan Party’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement or violation could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of the Borrower, threatened in writing to such effect.
(b)    To the knowledge of the Borrower (i) there has been no material security breach or incident, unauthorized access or disclosure, or other compromise of or relating to the information technology, operational technology and computer systems, networks, hardware, software, data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Information”)), databases (including databases maintained on behalf of the Loan Parties), equipment or technology, in each case, owned by Loan Parties and used in connection with the businesses of the Loan Parties (collectively, “IT Systems and Data”), and (ii) there have been no material breaches, violations, outages or unauthorized uses of or accesses to the IT Systems and Data, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor have there been any incidents under internal review or investigations relating to the IT Systems and Data.
(c)    The Loan Parties have taken and continue to take commercially reasonable measures to protect their Intellectual Property, including trade secrets, and to the knowledge of the Loan Parties, there has not been any material unauthorized access or breach concerning any such trade secrets owned by the Loan Parties, except for any such unauthorized access or breach that would not reasonably be expected to have a Material Adverse Effect. The Loan Parties have implemented procedures that are reasonably designed to detect misuse and illegal or unlawful use of Personal Information. Except as previously disclosed to the Lenders prior to the Closing Date, to the knowledge of the Loan Parties, there are no facts that indicate misuse or illegal or unlawful use in any material respect or any incident in which Personal Information or other data was or may have been stolen or improperly accessed. Except as would not reasonably be expected to have a Material Adverse Effect, the Loan Parties are in compliance in all material respects with applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations (collectively, “Data Security Obligations”) pertaining to Personal Information in their possession and/or control, including Personal Information of customers, and to the protection of such Personal Information from unauthorized use, access, misappropriation or modification.
(d)    To the knowledge of the Loan Parties, the IT Systems and Data operate and perform in all material respects as required in connection with the operation of the business of the Loan Parties as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. To the knowledge of the Loan Parties, none of the Loan Parties has received any notification or complaint regarding and is unaware of any other facts that, individually or in the aggregate, would reasonably indicate material non- compliance with any applicable law, public-facing privacy policies and contractual obligations pertaining to Personal Information (“Data Security Obligations”) and there is no action, suit or proceeding by or before any court or governmental agency, authority or body pending, or, to the knowledge of the Loan Parties, threatened in writing alleging material non-compliance with any Data Security Obligation.
4.10    Taxes. Each Loan Party has (i) filed or caused to be filed all U.S. federal, state and other material tax returns that are required to be filed (taking into account all applicable extension periods) and (ii) paid all federal, state and other material taxes, fees or other governmental charges imposed on it or any of its property, income or assets otherwise due and payable, except Taxes that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party. No tax Lien has been filed, other than Liens for Taxes not yet due and payable and Liens for Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge. No Loan Party is treated as tax resident in any jurisdiction other than its jurisdiction of incorporation.
4.11    Federal Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of “buying” or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X of the Board. If any margin stock directly or indirectly constitutes Collateral securing the Obligations, if requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
4.12    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) each Group Member is in compliance with all applicable laws relating to labor and employment, including but not limited to all laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; labor relations; wages and hours; immigration; workers’ compensation; privacy; accessibility; employee benefits; background and credit checks; occupational safety and health; family and medical leave; (b) as of the date hereof, there are no pending or, to the knowledge of the Loan Parties, threatened proceedings, investigations, claims, actions or grievances against any Group Member brought by or on behalf of any applicant for employment, any current or former employee, labor representative, consultant, independent contractor, or leased employee, volunteer, or “temp” of any Group Member, or any group or class of the foregoing, or any Governmental Authority; and (c) to the knowledge of the Loan Parties, (i) no employee of any Group Member is being investigated in connection with any misconduct, or subject to any disciplinary action in connection with such misconduct, that would reasonably be expected to cause any material damage to the reputation or business of any Group Member and (ii) during the past three (3) years, no employee of any Group Member has engaged in any conduct, or aided or assisted any other person or entity to engage in any conduct or cover-up of such conduct, that would reasonably be expected to cause any material damage to the reputation or business of any Group Member, including but not limited to any conduct constituting sexual misconduct, sexual harassment, harassment, or discrimination.
4.13    ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) each Group Member and, to the knowledge of the Loan Parties, each ERISA Affiliate are in compliance in all respects with all applicable provisions and requirements of ERISA, the Code and all other applicable laws with respect to each Plan; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; (c) each Group Member and, to the knowledge of the Loan Parties, each ERISA Affiliate have met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan; (d) assuming the none of the Lenders are using Plan Assets (as hereinafter defined) for purposes of making the Loans, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code; (e) no Group Member is or will be (i) a “benefit plan investor” within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, (ii) an entity whose assets are deemed to include “plan assets” under Section 3(42) of ERISA or under any similar law, or (iii) a “governmental plan” within the meaning of Section 3(32) of ERISA (collectively, “Plan Assets”); (f) there are no actions, suits or claims pending against or involving a Plan or Foreign Plan (other than routine claims for benefits) or, to the knowledge of any Group Member, threatened or contemplated, that either individually or in the aggregate could reasonably be expected to result in material liability; and (g) each Qualified Plan (and each related trust, if any) has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or consists of a master or prototype plan that has received a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination that would adversely affect such determination.

4.14    Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. Except as set forth on Schedule 4.5, no Loan Party is subject to regulation under any Requirement of Law that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.
4.15    Subsidiaries. As of the Closing Date, (a) Schedule 4.15(a) sets forth the name and jurisdiction of organization of each Subsidiary of Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) other than as set forth on Schedule 4.15(b) or those granted in favor of VCP, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Borrower or any Subsidiary, except as may be created by the Loan Documents.
4.16    Use of Proceeds. The proceeds of the Term Loans shall be used (i) for paying costs, fees and expenses in connection with the transactions contemplated hereby, (ii) for working capital and general corporate purposes and (iii) for repaying in full the loans and obligations under the Existing Loan Agreement.
4.17    Environmental Matters. Except as in the aggregate could not reasonably be expected to have a Material Adverse Effect:
(a)    Except as disclosed on Schedule 4.17, the facilities and properties owned, leased or operated by any Loan Party (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could give rise to liability under, any Environmental Law;
(b)    no Loan Party has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Loan Party (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
(c)    no Loan Party has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor has any Loan Party generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Loan Party is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
(e)    there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Loan Party or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)    the Properties and all operations of the Loan Parties at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and except as set forth on Schedule 4.17 as of the Closing Date, to the knowledge of the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
(g)    no Loan Party has assumed any liability of any other Person under Environmental Laws.
4.18    Accuracy of Information, etc. No (i) statement or information contained in this Agreement or any other Loan Document, or (ii) any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, which, in the case of this clause (ii), was not subsequently corrected in writing prior to the Closing Date, contained as of the date of such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect; provided that the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
4.19    Security Documents.
(a)    The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock (as defined in the Guarantee and Collateral Agreement) that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8- 102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction, when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, for Liens expressly permitted by Section 7.3 to be incurred on a senior basis to the Liens securing the Obligations, including by operation of law).
(b)    Each of the Mortgages, if any, delivered after the Closing Date will be, upon execution, filing and recordation, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except for Liens expressly permitted by Section 7.3 to be incurred on a senior basis to the Liens securing the Obligations, including by operation of law).
(c)    Each English Security Document is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, and enforceable security interest under the laws of England and Wales over each of the assets described therein and the proceeds thereof. The shares which are subject to the English Share Charge are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of the company whose shares are subject to the English Share Charge do not and could not restrict or inhibit any transfer of those shares on creation of on enforcement of the English Share Charge. As at the date hereof, under the laws of England and Wales, it is not necessary that the Loan Documents to which an English Loan Party is a party be filed, recorded or enrolled with any court or other authority in those jurisdictions or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to such Loan Documents or the transactions contemplated by such Loan Documents except for registration of particulars of the English Debenture and the English Share Charge at the Registrar of Companies in England and Wales pursuant to section 859A of the Companies Act 2006 and payment of associated fees.
4.20    Solvency; Voidable Transaction. The Loan Parties, taken as a whole are, and after giving effect to the incurrence of the Loans and all other Obligations incurred in connection herewith, will be and will continue to be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.21    Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.
4.22    Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability, and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
4.23    No Casualty. No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.
4.24    PATRIOT Act; OFAC. Each Loan Party and each Subsidiary thereof is in compliance in all respects, and has been in compliance in all material respects during the past five (5) years (and with respect to Sanctions, since April 24, 2019) with, (a) the applicable provisions of the U.S. Bank Secrecy Act and Patriot Act, the Money Laundering Control Act of 1986, the UK Proceeds of Crime Act 2002, the

UK Terrorism Act 2000, the UK Economic Crime and Corporate Transparency Act 2023 and all other applicable laws, rules and regulations related to terrorist financing or money laundering, including know-your-customer (KYC) and financial recordkeeping and reporting requirements (“Anti-Money Laundering Laws”), and (b) Sanctions. Each Loan Party and each Subsidiary thereof is and has been in compliance in all material respects during the past five (5) years with Ex-Im Laws. No Loan Party nor any Subsidiary of a Loan Party nor any director, officer or employee thereof or, to the knowledge of any Loan Party, any agent thereof, is a Person that is, or is directly or indirectly owned or controlled by, or acting on behalf of, a Person that is (a) the subject of any Sanctions, or (b) located, organized or resident in a Designated Jurisdiction or Afghanistan, Russia or Belarus, or (c) the Government of Venezuela or any Governmental Authority that is the subject of Sanctions (collectively, together with preceding clauses (a)-(c), “Sanctioned Person”). Since April 24, 2019, except for those disclosed in Schedule 4.24, no Loan Party nor any Subsidiary of a Loan Party (a) had or has assets located in, or otherwise directly or knowingly indirectly derived or derives revenue from or engages or engaged in, investments, dealings, activities, business or transactions in, with or involving, any Designated Jurisdiction in violation of Sanctions; or (b) directly or knowingly indirectly derived or derives revenue from or engages or engaged in, investments, dealings, activities, business or transactions with any Sanctioned Person in violation of Sanctions. Subject to Section 6.9, each Loan Party has instituted and maintains policies and procedures designed to ensure compliance by each Loan Party and its Subsidiaries, and their directors, officers, employees and agents with Sanctions and, to the extent applicable, Anti-Money Laundering Laws and Ex-Im Laws. In the last five (5) years (and with respect to Sanctions, since April 24, 2019), there has not been, and there is no, pending or, to the knowledge of the Loan Party, threatened action, suit, proceeding or investigation before any court or other Governmental Authority against any Loan Party or any Subsidiary of a Loan Party or, any of their officers or directors, or to the knowledge of any Loan Party, employees or agents, or any informal or formal investigation by any Loan Party or Affiliate of a Loan Party or any Subsidiary of a Loan Party, or their respective legal or other representatives or a Governmental Authority involving the foregoing that relates to a potential or actual violation of Anti-Money Laundering Laws, Ex-Im Laws or Sanctions.
4.25    Anti-Corruption Laws. Each Loan Party and each Subsidiary of each Loan Party and to the knowledge of the Loan Party, the directors, officers, agents and employees of the foregoing, are and have been for the past five (5) years in compliance with the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 and all other applicable laws, rules and regulations related to corruption or bribery (“Anti-Corruption Laws”). Each Loan Party has instituted and maintains policies and procedures designed to ensure compliance by each Loan Party and each Subsidiary of a Loan Party and its directors, officers, employees and agents with Anti-Corruption Laws. There has not been, and there is no, pending or, to the knowledge of the Loan Party, threatened action, suit, proceeding or investigation before any court or other Governmental Authority against any Loan Party or any Subsidiary of a Loan Party or any of officers or directors or to the knowledge of the applicable Loan Party, employees or agents, or informal or formal investigation by any Loan Party or Affiliate of a Loan Party or any Subsidiary of a Loan Party, or their respective legal representatives or a Governmental Authority involving the foregoing, that relates to a potential or actual violation of Anti-Corruption Laws; nor does a basis for any such claim exist.
4.26    Centre of Main Interests. For the purposes of Regulation (EU) 2015/848 on insolvency proceedings (recast) (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each Loan Party shall be situated in its jurisdiction of incorporation and no Loan Party shall have an establishment (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

SECTION 5
CONDITIONS PRECEDENT
5.1    Conditions to Initial Borrowing. The effectiveness of this Agreement and the obligation of each Lender to make its initial Borrowing hereunder shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent:
(a)    Loan Documents. The Administrative Agent and Lenders shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent and the Lenders:
(i)    this Agreement, executed and delivered by the Administrative Agent, the Borrower, each Guarantor, and each Lender listed on Schedule 1.1A;
(ii)    if required by any Lender, such Lender shall have received a Term Loan Note executed by the Borrower in favor of such Lender;
(iii)    the Guarantee and Collateral Agreement, executed and delivered by each Grantor named therein;
(iv)    each Intellectual Property Security Agreement, executed by the applicable Grantor related thereto;
(v)    each English Security Document, executed by the applicable Group Member party thereto;
(vi)    each other Security Document, executed and delivered by the applicable Loan Party party thereto;
(vii)    the Intercompany Note (together with a corresponding endorsement), executed by the Borrower and each of its Subsidiaries;
(viii)    the Fee Letter, executed and delivered by the Borrower; and
(ix)    the Trade Facility Intercreditor Agreement, executed and delivered by Citibank, N.A. and acknowledged by the Loan Parties;
(x)    the Convertible Securities Subordination Agreement, executed and delivered by the Convertible Investors and acknowledged by the Loan Parties;
(xi)    each other Loan Document, executed and delivered by the applicable Loan Party thereto.
(b)    Financial Statements. The Lenders shall have received the financial information referenced in Section 4.1 hereof.
(c)    Approvals. Except for the Governmental Approvals described on Schedule 4.4, all Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the execution and performance of the Loan Documents and the consummation of the transactions contemplated hereby on the Closing Date, shall have been obtained and be in full force and effect. The absence of obtaining the Governmental Approvals described on Schedule 4.4 on the Closing Date shall not have an adverse effect on any rights of the Lenders or the Administrative Agent pursuant to the Loan Documents or a Material Adverse Effect.
(d)    Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by the secretary (or other senior officer, or in respect of a Loan Party incorporated in England or Wales, a director), managing member or equivalent officer of such Loan Party, in form reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, including (A) the Operating Documents of such Loan Party, (B) the relevant board (and/or, if applicable, shareholders’) resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party (provided that for the purposes of a Loan Party incorporated in England or Wales, shareholders’ resolutions shall be required signed by all of the holders of shares in that entity), and (C) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party, (ii) a good standing certificate (or equivalent) for each Loan Party from its respective jurisdiction of organization, (iii) in respect of a Loan Party incorporated in England or Wales, a certificate from that Loan Party (A) confirming that borrowing, guaranteeing or securing, as appropriate, the Term Commitment would not cause any borrowing, guarantee or security or similar limit binding on that entity to be exceeding, (B) attaching copies of the documents referred to in subclause (i) above, and (C) certifying that each copy document relating to it in this Section 5.1 is correct, complete and in full force and effect as at a date no earlier than the date of such certificate, and (iv) in respect of a Loan Party incorporated in England or Wales, a certificate from the Borrower certifying that the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of the applicable Loan Party incorporated in England and Wales, as found on UK Companies House is complete, correct and up to date.
(e)    Responsible Officer’s Certificates. The Administrative Agent shall have received a certificate signed by a Responsible Officer, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying that the conditions specified in Sections 5.1(l), 5.2(a) and 5.2(c).
(f)    Patriot Act, etc. The Administrative Agent and each Lender shall have received, at least three (3) Business Days (or such shorter period acceptable to the Administrative Agent) prior to the Closing Date, (x) all documentation and other information reasonably requested in connection with (i) Anti-Money Laundering Laws, including applicable “know your customer” rules and regulations, including the Patriot Act, including a Beneficial Ownership Certification and (ii) Sanctions, each of (i) and (ii) in form and substance reasonably satisfactory to the Administrative Agent and Lenders, and (y) a properly completed and signed IRS Form W-8 or W- 9 (or other applicable Tax form), as applicable, for each Loan Party, in each case, to the extent requested at least ten (10) Business Days prior to the Closing Date.
(g)    Collateral Matters.
(i)    Lien Searches. The Administrative Agent shall have received the results of recent lien, Tax, judgment and litigation searches in each of the jurisdictions where any of the Loan Parties is formed or organized and such other jurisdictions that it reasonably requests, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3, and Liens to be discharged on or prior to the Closing Date.
(ii)    Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (A) the certificates representing the shares of Capital Stock (if any) pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Security Documents, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(iii)    Filings, Registrations, Recordings, Agreements, Etc. Each document (including any UCC financing statements and Intellectual Property Security Agreements) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create in favor of the Administrative Agent (for the ratable benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation.
(iv)    Insurance. Subject to the provisions of Section 6.9, the Administrative Agent shall have received insurance certificates and applicable insurance endorsements, satisfying the requirements of Section 6.5 hereof and Section 5.2(b) of the Guarantee and Collateral Agreement, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
(v)    Perfection Certificate. The Administrative Agent shall have received prior to the Closing Date a completed and executed Perfection Certificate;
(h)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented out-of-pocket fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent and the Lenders) for payment on or before the Closing Date, provided that such fees and expenses may be paid with proceeds of Term Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.
(i)    Legal Opinions. The Administrative Agent and the Lenders shall have received executed legal opinions of (i) Paul Hastings LLP, U.S. finance counsel to the Loan Parties, (ii) Fenwick & West LLP, U.S. corporate counsel to the Loan Parties, and (iii) Akin Gump LLP, English counsel to the Administrative Agent and the Lenders, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders. Such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Administrative Agent or the Lenders may reasonably require.
(j)    Borrowing Notices. The Administrative Agent shall have received a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2, including a funds flow or any similar direction documentation that the Administrative Agent may reasonably require.

(k)    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer or treasurer of the Borrower.
(l)    No Material Adverse Effect. There shall not have occurred since January 31, 2024 any development, event or condition that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(m)    Payoff. All outstanding obligations under the Existing Loan Agreement shall have been, or substantially concurrently with the initial funding under this Agreement shall be, terminated and repaid in full, and the Administrative Agent shall have received a reasonably satisfactory payoff letter, all documents or instruments necessary to release all applicable Liens and evidence of the discharge (or the irrevocable and unconditional (except for receipt of the stated payoff amount) making of arrangements for discharge) of all guarantees and related Liens upon the initial funding under this Agreement.
(n)    Warrants. VCP shall have received the Warrants duly executed and issued by the Borrower, in form and substance reasonably satisfactory to VCP.
5.2    Conditions to Each Borrowing. The agreement of each Lender to make any Borrowing requested to be made by it on any date (including its initial Borrowing) is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.
(b)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for Borrowing which complies with the requirements hereof.
(c)    No Default. No Default or Event of Default shall have occurred and be continuing as of or on such date or after giving effect to the Borrowing requested to be made on such date.
Each Borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6
AFFIRMATIVE COVENANTS
Borrower hereby agrees that, at all times prior to the Discharge of Obligations, the Borrower shall, and, where applicable, shall cause each other Group Member to:
6.1    Financial Statements. Furnish to the Administrative Agent, with sufficient copies for distribution to each Lender:

(a)    as soon as available, but in any event within 150 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended January 31, 2025, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit or qualification or report regarding a material financial controls weakness (in each case, other than any emphasis of matter paragraph or any qualification that is solely with respect to or resulting from (i) an upcoming maturity date under this Agreement, or other Indebtedness that is scheduled to occur within one year from the time such report and opinion are delivered, (ii) any actual or potential inability to satisfy a financial maintenance covenant on a future date or in a future period, and (iii) changes in accounting principles or practices reflecting changes in GAAP that are required or approved by the Borrower’s independent certified public accountant), by an independent certified public accountants of nationally or regionally recognized standing (including the “Big Four”) or any other public accountants reasonably satisfactory to the Administrative Agent;
(b)    as soon as available, but in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year of the Borrower (commencing with Fiscal Quarter ending January 31, 2025), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year through the end of such Fiscal Quarter, and commencing with the Fiscal Quarter ending January 31, 2026, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
(c)    as soon as available, but in any event not later than 30 days after the end of each month occurring during each Fiscal Year of the Borrower (commencing with the calendar month ending February 28, 2025), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income for such month and the portion of the Fiscal Year through the end of such month, and, commencing with the calendar month ending December 31, 2025, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and except with respect to unaudited financial statements, subject to normal year-end audit adjustments and the absence of year-end audit footnotes) consistently throughout the periods reflected therein and with prior periods.
6.2    Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender:
(a)    concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and (b), a Compliance Certificate (i) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (II) [reserved], (iii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any registered or applied for Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date), and (iv) confirmation to the Administrative Agent that there has been no change to the information set forth on the Perfection Certificate since the Closing Date or the date of the most recent report delivered pursuant to this clause (a)(iv), as applicable, and/or deliver to the Administrative Agent an updated Perfection Certificate identifying such changes as of the date of such delivery;
(b)    prior to a Qualified IPO, as soon as available, and in any event no later than 60 days after the end of each Fiscal Year of the Borrower prior to a Qualified IPO, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each Fiscal Quarter of such Fiscal Year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions (as determined in the reasonable business judgment of the Borrower), if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect. For the avoidance of doubt, no consolidated budget pursuant to this Section 6.2(b) shall be required following a Qualified IPO.
(c)    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of any notice or other correspondence received from any Governmental Authority concerning any investigation or possible investigation by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof, which would reasonably be expected to have a Material Adverse Effect;
(d)    upon request by the Administrative Agent, within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a Material Adverse Effect on any of the Governmental Approvals or otherwise on the operations of the Group Members;
(e)    as soon as available, but in any event not later than five (5) Business Days after the end of each calendar month, a cash report as of the last day of the applicable month setting forth the Qualified Cash of the Loan Parties, identifying the institution(s) at which such Qualified Cash is held and the amount of such Qualified Cash at each institution and in each account and a certificate duly executed by a Responsible Officer containing all information and calculations necessary for determining compliance by the Loan Parties with Section 7.1 of this Agreement as of the last day of the calendar month;
(f)    within ten (10) days after the same are sent or made available, copies of all reports that Borrower, any direct or indirect parent or any Group Member sends to the holders of any class of its public equity securities and, promptly after the same are filed, copies of all reports or other materials that the Borrower, any direct or indirect parent or any Group Member may make to, or file with, the SEC or any national securities exchange; provided that copies of any such reports or other materials that have been posted on EDGAR or any successor filing system thereto; and
(g)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender in connection with Sanctions or Anti-

Money Laundering Laws including applicable “know your customer” requirements under the PATRIOT Act, including a Beneficial Ownership Certification,
(h)    promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.1(a) and (b) and Section 6.2(f) shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf to the Platform or any publicly accessible electronic platform to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent (such as any website maintained by the SEC)); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents described in this paragraph and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent requested by the Administrative Agent. The Administrative Agent shall have no responsibility to monitor compliance by the Borrowers, and each Lender shall be solely responsible for timely accessing posted documents.
6.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations and liabilities of whatever nature (including Tax liabilities), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
6.4    Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary in the normal conduct of its business or necessary for the performance by such Person of its Obligations under any Loan Document, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrower) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each Group Member to (1) maintain each Plan in compliance in all respects with its terms and the applicable provisions of ERISA, the Code or other applicable law; (2) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required contributions to any Pension Plan; (4) make all required contributions to any Multiemployer Plan; (5) ensure that all liabilities under each Plan and Foreign Plan are, to the extent required by applicable law or GAAP, either (x) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plan, as applicable; (y) insured with a reputable insurance company; or (z) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (6) ensure that the contributions or premium payments to or in respect of each Plan and Foreign Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan or Foreign Plan, as applicable, and applicable law, except, with respect to (1) through (6), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.5    Maintenance of Property; Insurance. (a) Keep its necessary and material property in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, and (c) except as otherwise agreed by the Administrative Agent, all such property and liability insurance for which it is possible to grant a security interest therein to the Administrative Agent shall (i) name the Administrative Agent as an additional insured party or lender loss payee, as applicable and (ii) be reasonably satisfactory in all other respects to the Administrative Agent.
6.6    Inspection of Property; Books and Records; Audits; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives and independent contractors of the Administrative Agent on behalf of the Lenders to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable advance notice to discuss the business, operations, properties and financial and other condition of Borrower and its Subsidiaries with officers, directors and management employees of the Group Members. The foregoing inspections and audits shall be at the Borrower’s expense; provided that, such inspections and audits shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as the Administrative Agent shall reasonably determine is necessary.
6.7    Notices. Give prompt written notice (but in no event later than five (5) Business Days (other than with respect to Section 6.7(a), which shall be within one (1) Business Day of a Responsible Officer obtaining knowledge thereof, or with respect to Section 6.7(d), which shall be as set forth therein)) of each to the Administrative Agent and each Lender of:
(a)    the occurrence of any Default or Event of Default;
(b)    (i) any default or event of default under, or termination of any Contractual Obligation of any Group Member that is materially adverse to the interests of the Lenders, or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c)    the commencement of, or written threat of, or any significant development in, any litigation or proceeding affecting any Group Member (i) in which the amount involved is $2,500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Loan Party, (iii) which relates to any Loan Document;
(d)    promptly after any Loan Party has knowledge of the occurrence of any of the following events affecting any Group Member or any ERISA Affiliate that would reasonably be expected to have a Material Adverse Effect (but in no event more than ten days after such event), the occurrence of any of the following events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Plan or a Governmental Authority to any Group Member or any ERISA Affiliate with respect to such event: (A) an ERISA Event or Foreign Plan Event, (B) the adoption of any new Pension

Plan by any Loan Party or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by any Group Member or any ERISA Affiliate to any Multiemployer Plan or Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code; and if such notice is given, then promptly after request by the Administrative Agent, copies of the following, if applicable: (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Group Member or any ERISA Affiliate with the IRS with respect to each Pension Plan subject to such notice, (2) all notices received by any Group Member or any ERISA Affiliate from the Multiemployer Plan sponsor concerning the ERISA Event subject to such notice, and (3) copies of such other documents or governmental reports or filings relating to the Plan subject to such notice as the Administrative Agent shall reasonably request;
(e)    any Group Member’s becoming Plan Assets;
(f)    (i) any issuance by the Borrower or any Subsidiary thereof of any Capital Stock to someone other than to the Borrower, a Subsidiary of the Borrower or an employee, officer director or consultant, in each case, in the ordinary course of business, and (ii) with respect to any such issuance of Capital Stock, the amount of any Net Cash Proceeds received by the Borrower or such Subsidiary in connection therewith;
(g)    any material change in accounting policies or financial reporting practices by any Loan Party (other than any changes resulting from a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC);
(h)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification;
(i)    promptly after any Loan Party has knowledge of the occurrence of any action, suit, proceeding or investigation before any court or other Governmental Authority against any Loan Party or any Subsidiary of a Loan Party, or any of their respective officers, directors, employees or agents (in each case, acting in their capacity as such), that relates to a potential or actual violation of Sanctions;
(j)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and
(k)    receipt of any notice or correspondence from or knowledge of the commencement of any enforcement action by the SEC or another financial regulatory agency.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
6.8    Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect:
(a)    Comply in all respects with, and ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
6.9    Post-Closing Matters. The Borrower shall satisfy each of the requirements specified in Schedule 6.9 on or prior to the date specified for such requirement (or such later date as the Administrative Agent shall agree in its reasonable discretion).
6.10    Meeting Materials; Quarterly Lender Calls.
(a)    The Borrower will deliver to the Administrative Agent (i) any materials and/or information provided to the members of the board of directors or any similar group performing any executive oversight or similar function (or any relevant committee thereof) of the Borrower and any of its Subsidiaries and (ii) copies of the records of the proceedings or minutes of any meeting of the board of directors of the Borrower (which shall be no less frequent than on a quarterly basis), in each case, when provided, and in the same manner provided, to the members of the board of directors or any other Person; provided that the Borrower may exclude any such materials or information that is reasonably necessary to preserve attorney-client privilege and may redact any portion of such information that the Borrower has determined in good faith is reasonably necessary to avoid any conflict of interest between VCP on one hand, and the Borrower or its respective Subsidiaries on the other hand (it being understood and agreed that VCP’s rights under this Agreement or the other Loan Documents, or its ownership of equity and/or debt of the Borrower, shall not be any basis for a determination that a conflict of interest exists); provided, further, that (A) any exclusion or redaction shall be limited to the portion of the information that is the basis of the exclusion and (B) the Borrower shall deliver, or cause to be delivered, concurrently with the delivery of any materials and/or information, a written explanation of the reason for such exclusion; and
(b)    At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the tenth (10th) Business Day after the date the financial statements are required to be delivered pursuant to Sections 6.1(a) and 6.1(b) (or such later date as the Administrative Agent shall agree in its reasonable discretion), the Borrower will, at the written request of the Administrative Agent, hold a conference call or teleconference with all of the Lenders who choose to attend such conference call or teleconference to discuss, among other things, the financial results of the Borrower and its Subsidiaries for the previous Fiscal Quarter and the annual budget presented for the current Fiscal Year, if applicable.
6.11    Additional Collateral, Etc.
(a)    With respect to any asset or property constituting Collateral (other than such real property described in clause (b) below) acquired after the Closing Date by any Loan Party as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien (or equivalent concept in the applicable jurisdiction), promptly (and in any event within thirty (30) days or such longer or other period as may be specified in the applicable Security Document, or such longer period as approved by the Administrative Agent in its sole discretion): (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, the other Security Documents or such other documents as the Administrative Agent deems reasonably necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the reasonable opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first lien (or equivalent concept in the applicable jurisdiction) security interest and Lien in such property, including (if applicable) the filing of Uniform Commercial Code financing statements or equivalent filings in such jurisdictions as may be required by the applicable Security Document, by law or as may be requested by the Administrative Agent.
(b)    With respect to any fee interest in any real property (together with improvements thereof) acquired after the Closing Date by any Loan Party (other than any such real property that has a Fair Market Value less than $250,000), promptly (and in any event within thirty (30) days or such longer period as approved by the Administrative Agent in its sole discretion): (i) execute and deliver a Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (1) title and extended coverage insurance (with such customary endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request) covering such real property, paid for by the Borrower and issued by a nationally recognized title insurance company, in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent), (2) a current ALTA/NSPS survey thereof, paid for by the Borrower and in each case, including all improvements, easements and other customary matters thereon reasonably required by the Administrative Agent, together with a surveyor’s certificate and complying in all material respects with the minimum detail requirements of the American Land Title Association and National Society of Professional Surveyors as such requirements are in effect on the date of preparation of such survey (sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such real property and issue the customary survey related endorsements or otherwise reasonably acceptable to the Administrative Agent), (3) any consents, estoppels or SNDAs reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (4) flood insurance determination certificates, and if applicable, evidence that the applicable Loan Party has obtained flood insurance covering such property in appropriate amount, (5) appraisals with respect to each such real property, and (6) such other documents as the Administrative Agent may reasonably request that are available to the Borrower without material expense with respect to any such real property, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to such Mortgage, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(c)    With respect to any new direct or indirect Subsidiary created or acquired after the Closing Date by any Loan Party (including pursuant to a Permitted Acquisition), other than any Excluded Subsidiary, promptly (and in any event within thirty (30) days or such longer period as approved by the Administrative Agent in its sole discretion): (i) execute and deliver to the Administrative Agent such supplements, joinders or amendments to the applicable Security Documents or such additional Security Documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected security interest (or equivalent concept in the applicable jurisdiction) in the Capital Stock of such Subsidiary that is owned directly or indirectly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers or stock transfer forms, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, any Control Agreement with respect to each Deposit Account or Securities Account, and any Security Document (or any amendment, supplement or modification thereof) with respect to Intellectual Property, (iii) cause such new Subsidiary, (A) to become a party to the Guarantee and Collateral Agreement and other applicable Security Documents, (B) to take such actions as are reasonably necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (subject to Liens permitted hereunder) in the Collateral described in the Guarantee and Collateral Agreement or such other Security Documents, with respect to such Subsidiary, as the case may be, including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, as the case may be, in a form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(d)    With respect to any location at which the Borrower establishes headquarters after the Closing Date or such other location at which material books and records are located, in each case that has Collateral having a value in excess of $500,000, each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement from the applicable lessor.
6.12    Use of Proceeds. Use the proceeds of each Borrowing only for the purposes specified in Section 4.16.
6.13    Anti-Corruption Laws; Sanctions; Ex-Im Laws; Anti-Money Laundering Laws.
(a)    Conduct its business in all respects in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and in all material respects in compliance with Ex-Im Laws.
(b)    Subject to Section 6.9, maintain policies and procedures designed to ensure compliance by each Loan Party and each Subsidiary of each Loan Party, and its directors, officers, employees and agents of the foregoing with Anti-Corruption Laws and Sanctions and, to the extent applicable, Ex-Im Laws and Anti-Money Laundering Laws and related terms of this Agreement.
6.14    Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to otherwise effect the purposes of this Agreement.
6.15    Control Agreements. Subject to any applicable intercreditor agreement, following the date that is sixty (60) days after the Closing Date (or such later date as the Administrative Agent may agree), the Loan Parties agree to maintain a Control Agreement in favor of the Administrative Agent with respect to each Deposit Account and Securities Account (other than any Excluded Account) of the Loan Parties. Each Loan Party shall promptly notify the Administrative Agent of any opening of a new Deposit Account or Securities Account or if any Deposit Account or Securities Account ceases to constitute an Excluded Account.

SECTION 7
NEGATIVE COVENANTS
The Borrower hereby agrees that, at all times prior to the Discharge of Obligations, the Borrower shall not, nor shall the Borrower permit any Subsidiary, to, directly or indirectly:
7.1    Financial Condition Covenant. Borrower shall not permit Liquidity, as of the last Business Day of each calendar month (commencing with the first calendar month ended after the Closing Date), to be less than $50,000,000.
7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a)    Indebtedness of any Loan Party pursuant to any Loan Document;
(b)    unsecured intercompany Indebtedness of (i) any Loan Party owing to any other Loan Party, (ii) any Group Member (which is not a Loan Party) owing to any other Group Member (which is not a Loan Party), (iii) any Group Member (which is not a Loan Party) owing to any Loan Party, and (iv) any Loan Party owing to any Group Member (which is not a Loan Party); provided that (x) all Indebtedness incurred pursuant to this clause (b) shall be made pursuant to the Intercompany Note and (y) to the extent owed by a Group Member (which is not a Loan Party) to a Loan Party, constitute an Investment made pursuant to Section 7.7(e)(iii);
(c)    Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Group Member (which is not a Loan Party) of the Indebtedness of any Loan Party; (iii) by any Group Member (which is not a Loan Party) of the Indebtedness of any other Group Member (which is not a Loan Party) or (iv) of any Loan Party of the Indebtedness of any Group Member that is not a Loan Party, so long as with respect to this clause (iv), the aggregate amount of such Guarantee Obligations is an Investment permitted by Section 7.7; provided that, in any case of clauses (i), (ii), (iii) or (iv), the underlying Indebtedness so guaranteed is otherwise permitted by the terms hereof;
(d)    Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof, increase the principal amount thereof, or add any direct or any contingent obligor with respect thereto except by an amount equal to a reasonable premium and other fees and expenses reasonably incurred in connection therewith);
(e)    Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof except by an amount equal to a reasonable premium and other fees and expenses reasonably incurred in connection therewith);
(f)    Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements, in each case, in the ordinary course of business; provided that the aggregate amount of any such Indebtedness incurred pursuant to this clause (f) outstanding at any time shall not exceed $10,000,000;

(g)    unsecured Indebtedness incurred in connection with a Permitted Acquisition, in each case to the extent constituting indemnification obligations, working capital and purchase price adjustments or deferred payments of similar nature;
(h)    Indebtedness incurred pursuant to the Convertible Securities Agreement in an aggregate principal amount not to exceed $125,000,000 (plus any increase in the principal amount thereof as a result of capitalized interest or fees); provided that such Indebtedness shall at all times be subject to the terms of the Convertible Securities Subordination Agreement;
(i)    Indebtedness in respect of cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, cash management, merchant services and similar arrangements in each case incurred in the ordinary course of business;
(j)    Indebtedness of Group Members that are not Loan Parties in an aggregate principal amount, for all such Indebtedness, not to exceed $2,000,000 at any one time outstanding; provided that, to the extent such Indebtedness is permitted to be secured hereunder, only the assets of Group Members that are not Loan Parties may secure such Indebtedness;
(k)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(l)    non-recourse Indebtedness of any SPV Entity incurred pursuant to an SPV Account Financing, and any refinancing Indebtedness in respect of such Indebtedness; provided that such Indebtedness may only be secured by Liens permitted under Section 7.3(t);
(m)    unsecured “bad acts” guarantees by the Borrower with respect to obligations of SPV Entities pursuant to Section 7.2(l) so long as (i) each such guarantee is consistent with industry norms for such guarantees (as reasonably determined by the Borrower) and (ii) no Event of Default has occurred as of the date that such guarantee is entered into;
(n)    Indebtedness consisting of the financing of insurance premiums;
(o)    Indebtedness in respect of a revolving asset-based credit facility in an aggregate principal amount not to exceed the Maximum ABL Amount (as defined in the ABL Intercreditor Agreement as in effect on the date hereof); provided that (i) such Indebtedness shall be subject to the terms of an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent (the “ABL Intercreditor Agreement”) and (ii) such Indebtedness may only be secured by Liens permitted by Section 7.3(s);
(p)    Indebtedness that is convertible into Capital Stock (other than Disqualified Stock) of a Group Member issued by a Group Member after the Closing Date in an amount not to exceed $150,000,000 (plus any increase in the principal amount thereof as a result of capitalized interest or fees); provided (i) no Event of Default shall have occurred and be continuing at the time of issuance of such Indebtedness and (ii) such Indebtedness shall at all times be subject to the terms of a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent; provided, that, following a Qualified IPO, Convertible Indebtedness with respect to this clause (p) shall be permitted in an amount not to exceed $250,000,000;

(q)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(r)    (i) COVID Netherlands Loan in an amount not to exceed €6,000,000 and (ii) COVID French Loans in an amount not to exceed €200,000; provided that such Indebtedness incurred pursuant to clause (ii) may only be secured by Liens permitted by Section 7.3(y);
(s)    obligations (contingent or otherwise) of the Borrower or any of its Subsidiaries existing or arising under any Swap Agreement permitted hereunder, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.20, in the ordinary course of business and not for purposes of speculation;
(t)    Indebtedness of a Person (other than the Borrower or a Subsidiary) existing at the time such Person is merged with or into a Borrower or a Subsidiary or becomes a Subsidiary, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness, and (iv) the aggregate principal amount of such Indebtedness under this clause (t) shall not exceed $2,000,000 at any time outstanding;
(u)    to the extent constituting or deemed to constitute Indebtedness, indebtedness in respect of SAFE instruments issued to Napean Trading and Investment Company (Singapore) Pte. Ltd. and one or more other accredited investors in an amount not to exceed $155,000,000 at any one time outstanding;
(v)    Indebtedness in respect of a revolving cash flow credit facility in an aggregate principal amount not to exceed $100,000,000; provided that (i) such Indebtedness shall be subject to the terms of an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and (ii) such Indebtedness may only be secured by Liens permitted by Section 7.3(x);
(w)    Indebtedness incurred pursuant to the Trade Facility in an aggregate principal amount not to exceed the Maximum Trade Loan Amount (as defined in the Trade Facility Intercreditor Agreement as in effect on the date hereof); provided that (i) such Indebtedness shall be subject to the terms of Trade Facility Intercreditor Agreement (ii) such Indebtedness may only be secured by Liens permitted by Section 7.3(w) and (iii) such Indebtedness shall not be permitted if at any time any Indebtedness is incurred or outstanding pursuant to Section 7.2(o);
(x)    any other unsecured Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed $5,000,000 at any one time.
7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)    Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings diligently conducted; provided that adequate reserves with respect thereto are maintained on the books of the applicable Subsidiary in conformity with GAAP;

(b)    carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings;
(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and other similar obligations in the ordinary course of business;
(d)    pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA or the Code);
(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary thereof;
(f)    Liens in existence on the date hereof listed on Schedule 7.3(f); provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the principal amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);
(g)    Liens securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition of, construction or improvement of any fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with, or within one hundred eighty (180) days after, the acquisition of such fixed or capital assets and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness; provided that with respect to any refundings, renewals or extensions thereof, the amount of Indebtedness secured thereby is not increased, except by an amount permitted by Section 7.2(e);
(h)    Liens created pursuant to the Security Documents;
(i)    any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by a Subsidiary in the ordinary course of its business and covering only the assets so leased, subleases, licensed or sublicensed;
(j)    judgment Liens that do not constitute a Default or an Event of Default under Section 8.1(h) of this Agreement;
(k)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Subsidiary, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(l)    Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Group Member or becomes a Subsidiary of a Group Member or acquired by a Group Member; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness or obligation secured by such Lien is permitted under Section 7.2;
(m)    the replacement, extension or renewal of any Lien permitted by clause (l) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;
(n)    (i) cash deposits and Liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(f), (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.2(f) that encumber documents and other property relating to such letters of credit, and (iii) Liens securing Obligations under any Swap Agreements permitted by Section 7.2(s);
(o)    Liens on insurance proceeds in favor of insurance companies granted solely to secure financed insurance premiums permitted under Section 7.2(n);
(p)    Liens constituting (i) the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business which would not result in a legal transfer of title of such licensed Intellectual Property; and (ii) licenses of patents, trademarks, copyrights, and other Intellectual Property rights customary for companies of similar size and in the same industry as the Borrower which would not result in a legal transfer of title of such licensed Intellectual Property; provided that with respect to this clause (ii), such licenses may be exclusive solely with respect to the use of such Intellectual Property in discrete geographical areas, fields, product lines, or markets and where such licenses would not materially impair the value of such Intellectual Property nor the rights of the Borrower to such Intellectual Property (all of the foregoing, “Permitted Licenses”);
(q)    Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;
(r)    Liens on any earnest money deposits required in connection with a Permitted Acquisition or consisting of earnest money deposits required in connection with an acquisition of property not otherwise prohibited hereunder;
(s)    Liens securing Indebtedness permitted under Section 7.2(o); provided that such Liens shall at all times be subject to the terms of the ABL Intercreditor Agreement;
(t)    (i) Liens on the Permitted Receivables Assets of an SPV Entity securing Indebtedness permitted under Section 7.2(l) for so long as such Indebtedness is outstanding and (ii) Liens arising out of the sale or transfer of Permitted Receivables Assets to an SPV Entity or a third-party pursuant to an SPV Account Financing made in compliance with the terms of this Agreement and the precautionary UCC filings in respect thereof and (iii) Liens on Capital Stock of an SPV Entity securing Indebtedness permitted by Section 7.2(l);
(u)    Liens securing assets of Group Members that are not Loan Parties to secure Indebtedness described in Section 7.2(j);

(v)    other Liens securing obligations in an outstanding amount not to exceed $2,500,000 at any one time so long any such Liens on Collateral are junior in priority to the Liens securing the Obligations;
(w)    Liens securing Indebtedness permitted under Section 7.2(w); provided that such Liens shall at all times be subject to the terms of the Trade Facility Intercreditor Agreement;
(x)    Liens securing Indebtedness permitted under Section 7.2(v); provided that such Liens shall at all times be subject to the terms of an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent; and
(y)    Liens against the assets of R&M France securing Indebtedness described in Section 7.2(r)(ii).
Notwithstanding the foregoing, no Group Member shall permit any Lien on any of its Intellectual Property (other than Liens arising by operation of any Requirement of Law and Liens described in Section 7.3(h) and Section 7.3(p), that, in each case, do not secure any Indebtedness for borrowed money (other than the Obligations hereunder)).
7.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)    (i) any Loan Party may be merged, amalgamated or consolidated with or into another Loan Party (provided that if such transaction involves the Borrower, the Borrower is the surviving entity); and (ii) any Subsidiary that is not a Loan Party may be merged, amalgamated or consolidated with or into (A) another Subsidiary that is not a Loan Party or (B) a Loan Party (provided that a Loan Party is the surviving entity);
(b)    (i) any Group Member that is not a Loan Party may Dispose of any or all of its assets (including upon voluntary liquidation, dissolution or otherwise) (A) to any other Group Member or (B) pursuant to a Disposition permitted by Section 7.5; and (ii) any Loan Party (other than the Borrower) may Dispose of any or all of its assets (including upon voluntary liquidation, dissolution or otherwise) (A) to any other Loan Party or (B) pursuant to a Disposition permitted by Section 7.5; and
(c)    any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation; and
(d)    (i) any Group Member (other than the Borrower) may liquidate or dissolve, and (ii) any Group Member may change its legal form, in each case, if in either case under clause (i) or (ii), the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders and, if such dissolved or liquidated Group Member is a Loan Party, such Group Member’s assets are distributed or otherwise transferred to another Loan Party.

7.5    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
(a)    Dispositions of obsolete, surplus or worn out property in the ordinary course of business;
(b)    Dispositions of Inventory in the ordinary course of business;
(c)    Dispositions permitted by Section 7.4;
(d)    the sale or issuance of the Capital Stock (other than Disqualified Stock) of any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower;
(e)    subject to the limitations set forth in Section 7.7(e), the Disposition of property (i) by any Loan Party to any other Loan Party, (ii) by any Group Member (which is not a Loan Party) to any other Group Member and (iii) by any Loan Party to any Group Member (which is not a Loan Party); provided that any Disposition described in clause (iii) above shall constitute an Investment made pursuant to Section 7.7(e)(iii);
(f)    Dispositions of property subject to a Casualty Event;
(g)    leases or subleases of real property;
(h)    the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
(i)    any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Group Members;
(j)    Permitted Licenses;
(k)    Dispositions of other property having a Fair Market Value not to exceed $2,000,000 in the aggregate for any Fiscal Year of the Borrower, provided that at the time of any such Disposition, (i) no Default or Event of Default shall have occurred and be continuing or would result from such Disposition, (ii) the Borrower or the applicable Subsidiary receives at least Fair Market Value, (iii) the consideration received by the Borrower or such Subsidiary consists of at least 75% cash or Cash Equivalents, (iv) such proceeds are applied and/or reinvested as (and to the extent) required by Section 2.6(c) and (v) such sale does not constitute all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole);
(l)    Dispositions to an SPV Entity or third-party of Permitted Receivables Assets in connection with any SPV Account Financing;
(m)    Restricted Payments, Investments and Liens explicitly permitted hereunder;
(n)    Dispositions of Permitted Corporate Ventures;

(o)    the sale all of the assets and equity of Alquemie Travel Pty Limited; and
(p)    following a Qualified IPO, Permitted Capped Call Transactions and Dispositions thereof.
Notwithstanding anything to the contrary in this Agreement, except with the prior written consent of the Administrative Agent and the Required Lenders, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, sell, transfer, contribute, assign or otherwise dispose of any material Intellectual Property owned by any Loan Party to any Person other than a Loan Party.
7.6    Restricted Payments. Make, declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries (collectively, and including the avoidance of doubt, charitable contributions, “Restricted Payments”), except that:
(a)    any Subsidiary may make Restricted Payments to another Subsidiary or the Borrower; provided that the Restricted Payments by a Loan Party shall only be paid to another Loan Party;
(b)    following the consummation of a Qualified IPO, the Borrower may declare distributions and pay dividends to, or repurchase or redeem its Capital Stock from, its public equity holders, in an amount not to exceed in any calendar year 6.00% of the net proceeds received by or contributed to the Borrower in or from such Qualified IPO;
(c)    the Borrower may pay dividends or make distributions to any direct or indirect holding company of the Borrower to fund Public Company Costs and the payment of reimbursement of fees and expenses (including fees and expenses of attorneys, accountants and financial advisors but excluding underwriting commissions) incurred by any such holding company or their respective affiliates in connection with any Qualified IPO; and
(d)    Borrower and each Subsidiary may (i) purchase common stock or common stock options of the Borrower from present or former directors, officers or employees (or their heirs or spouses) of the Borrower or any Subsidiary upon the death, disability or termination of employment of such director, officer or employee; provided that the aggregate amount of payments made under this clause (i) shall not exceed $3,000,000 per Fiscal Year (with unused amounts in any Fiscal Year being carried over to the succeeding Fiscal Year) and immediately after giving effect to such payment, no Event of Default shall have occurred or be continuing and the Borrower and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 7.1 on a Pro Forma Basis as of the most recently ended month, based upon financial statements delivered to the Administrative Agent which give pro forma effect to such payment, and (ii) declare and make dividend payments or other distributions payable solely in the common stock or other common Capital Stock (other than Disqualified Stock) of Borrower; and
(e)    during any taxable period (or portion thereof) which the Borrower and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar tax group of which the Borrower (or a direct or indirect parent of Borrower) is the common parent, Subsidiaries of Borrower may make distributions to Borrower (and Borrower may make distributions to any direct or indirect parent of

Borrower) to pay income Taxes and other similar Taxes attributable to the activities of the Borrower and/or its Subsidiaries;
(f)    following a Qualified IPO, Permitted Capped Call Transaction;
(g)    repurchase of Capital Stock or other securities on a “cashless” or “net exercise” basis (and pay any Tax withholding obligations resulting from the repurchase on a “cashless” or “net exercise” of such Capital Stock or other securities) deemed to occur upon (A) the exercise of stock options, warrants or other securities convertible or exchangeable into Capital Stock or any other securities, to the extent such Capital Stock or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Capital Stock or any other securities or (B) the withholding of a portion of Capital Stock issued to employees and other participants under an equity compensation program of Borrower or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance (or the vesting thereof);
(h)    Restricted Payments made solely in the form of common Capital Stock of the Borrower and its Subsidiaries;
(i)    Restricted Payments to redeem in whole or in part any of Capital Stock of Borrower’s or its Subsidiaries’ for another class of Borrower’s or its Subsidiaries’ Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new Capital Stock; provided that the only consideration paid for any such redemption is Capital Stock (other than Disqualified Stock) of the Borrowers or the proceeds of any substantially concurrent equity contribution or issuance of Capital Stock (other than Disqualified                 Stock);
(j)    the repurchase fractional shares of Borrower’s or its Subsidiaries’ Capital Stock arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities or exercises of warrants or options; and
(k)    Borrower and each Subsidiary may purchase common stock of the Borrower issued pursuant to “early exercisable” common stock options to former directors, officers, employees, consultants or other persons who performed services for the Borrower or any Subsidiary (or their heirs or spouses) (“Former Service Providers”) upon the death, disability or termination of employment or service of such Former Service Provider, provided that the aggregate amount of payments made under this clause (k) shall not exceed the original purchase price of such common stock paid by the Former Service Provider.
Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Administrative Agent and the Required Lenders, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, make any Restricted Payment if the effect of such transaction is to, directly or indirectly, sell, transfer, contribute, assign or otherwise dispose of any material Intellectual Property owned by any Loan Party to any Person other than a Loan Party that is organized under the laws of any jurisdiction within the United States.
7.7    Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting all or a substantial portion of a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
(a)    extensions of trade credit in the ordinary course of business;

(b)    (i) Investments in cash and Cash Equivalents and (ii) any Investments permitted by the Borrower’s investment policy, if any, approved by the Borrower’s board of directors, as adopted and amended from time to time, provided that such investment policy (and any amendments thereto) has been approved in writing by the Administrative Agent;
(c)    Guarantee Obligations permitted by Section 7.2;
(d)    (x) loans and advances to employees, officers, consultants and directors of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $750,000 at any one time outstanding (or such greater amount as the Administrative Agent shall agree in its sole discretion) and (y) advances under indemnity agreements entered into with employees, officers or directors of the Loan Parties entered into in the ordinary course;
(e)    Investments made (i) by any Loan Party in a Loan Party, (ii) by any Group Member (which is not a Loan Party) in any other Group Member (which is not a Loan Party), (iii) so long as no Event of Default shall have occurred and be continuing immediately before and after giving effect thereto, by any Loan Party in any Group Member (which is not a Loan Party) other than an SPV Entity; provided that such Investments (including, without limitation, transactions contemplated by Section 7.2(b)(iii)) made pursuant to this clause (iii), (A) shall be required pursuant to regulations or requirements of a Governmental Authority or industry self-regulatory organization or (B) shall be made in the ordinary course of business by such Loan Party in connection with funding payroll expenses and corporate overhead costs and expenses for bona fide business purposes of such Group Member (which is not a Loan Party) and either (x) satisfy the Payment Conditions immediately after giving effect to such Investment, or (y) not exceed $15,000,000 in the aggregate in any Fiscal Year and (iv) by any Group Member (which is not a Loan Party) in a Loan Party; provided that such Investments made pursuant to this clause (iv) in the form of intercompany loans shall, at all times, be subject to the Intercompany Note.
(f)    Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;
(g)    Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;
(h)    Investments existing on the Closing Date and set forth on Schedule 7.7(h);
(i)    deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;
(j)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions;
(k)    purchases or other acquisitions by the Borrower or any Subsidiary of the Borrower of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger, amalgamation or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:
(i)    the newly-created or acquired Subsidiary (or assets acquired in connection with such asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Borrower on the date hereof;
(ii)    all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;
(iii)    the Borrower shall provide to the Administrative Agent as soon as available but in any event not later than three (3) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the execution thereof, a draft of any purchase agreement or similar agreement with respect to any such purchase or acquisition;
(iv)    any such newly-created or acquired Subsidiary, or the Group Member that is the acquirer of assets in connection with an asset acquisition and is required to comply with Section 6.11 shall comply with the requirements of Section 6.11 on the timeline set forth therein;
(v)    (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing or would result therefrom; and (y) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.1 based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis, to such acquisition or other purchase;
(vi)    such purchase or acquisition shall not constitute an Unfriendly Acquisition;
(vii)    the Borrower shall have delivered to the Administrative Agent, at least three (3) Business Days (or such shorter period reasonably acceptable to the Administrative Agent) prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
(l)    the licensing or contribution of Intellectual Property pursuant to joint marketing or joint venture arrangements with other Persons in the ordinary course of business;
(m)    Investments in Swap Agreements permitted hereunder and Permitted Capped Call Transactions;
(n)    Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;
(o)    Investments in any SPV Entity to the extent required by the terms and conditions of the applicable SPV Account Financing or resulting from the transfers of Permitted Receivables Assets in connection with an SPV Account Financing; provided, however, that any such Investment in an SPV Entity is in the form of an intercompany loan, contribution of additional Permitted Receivables Assets or a capital contribution;
(p)    so long as no Event of Default has occurred and is continuing, other Investments by the Group Members in an aggregate amount for all such Investments not to exceed $1,000,000 per fiscal year; and
(q)    Investments consisting of joint ventures or strategic alliances in the ordinary course of business consisting of the licensing of technology, the development of technology or the providing of technical support (“Permitted Corporate Ventures”); provided that any cash Investments pursuant to this clause do not exceed $5,000,000 in the aggregate in any Fiscal Year.
Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Administrative Agent and the Required Lenders, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, make any Investment if the effect of such transaction is to, directly or indirectly, sell, transfer, contribute, assign or otherwise dispose of any material Intellectual Property owned by any Loan Party to any Person other than a Loan Party.
7.8    Immaterial Subsidiaries. Permit (a) any Immaterial Subsidiary (i) to have revenue and assets (each as determined in accordance with GAAP) in an amount greater than 5.0% of the amount of Consolidated Total Revenue or total consolidated assets (as determined in accordance with GAAP) of the Borrower and its Subsidiaries for the twelve month period ended on the most recently completed Fiscal Quarter, in the case of revenues, or as of the end of the most recently completed Fiscal Quarter, in the case of assets, or (ii) to own material Intellectual Property, or (b) permit the Immaterial Subsidiaries in the aggregate to account for more than 5.0% of Consolidated Total Revenue or total consolidated assets of the Borrower and its Subsidiaries for the twelve month period ended on the most recently completed Fiscal Quarter, in the case of revenues, or as of the end of the most recently completed Fiscal Quarter, in the case of assets (as determined in accordance with GAAP); provided that in the event (A) any Immaterial Subsidiary exceeds 5.0% or Immaterial Subsidiaries in the aggregate exceed 10.0% of Consolidated Total Revenue or 12.5% of total consolidated assets (as determined in accordance with GAAP) of the Borrower and its Subsidiaries for the twelve month period ended on the most recently completed Fiscal Quarter, in the case of revenues, or as of the end of the most recently completed Fiscal Quarter, in the case of assets and/or (B) any Immaterial Subsidiary owns any material Intellectual Property, promptly, the Borrower shall cause such Immaterial Subsidiary to become a Guarantor hereunder and comply with the requirements of Section 6.11(c).
7.9    Junior Debt Payments. Make any Junior Debt Payment with respect to any Indebtedness for borrowed money that is unsecured, subordinated or secured by a Lien on a junior basis; provided that, (a) subject to any applicable subordination or intercreditor agreement with respect to such Indebtedness, the Borrower or any of its Subsidiaries shall be permitted to make regularly scheduled interest payments that are paid in kind (and not in cash) as and when due in respect of any such Indebtedness that is unsecured, subordinated or secured by a Lien on a junior basis, so long as (i) such Indebtedness is expressly permitted under Section 7.2 of this Agreement and (ii) no Event of Default shall have occurred and be continuing or would result therefrom, (b) payments in respect of the COVID Netherlands Loan and COVID French Loan shall be permitted, and (c) repayments of Convertible Indebtedness with the proceeds of any substantially contemporaneous equity offering or convertible debt offering shall be permitted. For the avoidance of doubt, this Section shall not prohibit or restrict any payments required to be made (i) under the ABL Agreement, which shall be subject to the ABL

Intercreditor Agreement or (ii) the Trade Facility, which shall be subject to the Trade Facility Intercreditor Agreement.
7.10    Modifications of Certain Preferred Stock. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock that would (i) move to an earlier date the scheduled redemption date or any date for payment of dividends thereon (but only to the extent that moving any such scheduled redemption date or dividend would result in the redemption, or payment of such dividend, to be prior to ninety-one (91) days after the Term Loan Maturity Date) or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon or (ii) that would otherwise be materially adverse to the Lenders.
7.11    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions solely among Loan Parties or transactions representing an SPV Account Financing) unless such transaction is (i) (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Loan Party and (c) upon fair and reasonable terms no less favorable to the relevant Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate and provided that, (A) with respect to any such transaction or series of related transactions involving aggregate payments or consideration in excess of $1,000,000, the Borrower shall deliver to the Administrative Agent a resolution adopted by the majority of the disinterested members of the board of directors or other governing body of the Borrower approving such transaction and (B) with respect to any such transaction or series of transactions involving aggregate payments or consideration in excess of $5,000,000 the Borrower shall deliver to the Administrative Agent an opinion issued by an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is, or series of related transactions are, fair to the Borrower or its relevant Subsidiary from a financial point of view, (ii) an employment, indemnity and severance arrangements between the Borrower and the Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in each case in the ordinary course of business, (iii) a payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers or employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Borrower and the Subsidiaries, (iv) set forth on Schedule 7.11 and (v) an issuance, including, but not limited to, in connection with an exchange, of Capital Stock of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries pursuant to employment agreements or employee stock option plans, which issuance is not otherwise prohibited by the Agreement and is adopted by the majority of the disinterested members of the board of directors or other governing body of the Borrower approving such transaction.
7.12    Accounting Changes. Make (a) any Accounting Changes or any other change in its accounting policies or reporting practices, except as required by GAAP, or (b) any change to its Fiscal Year without the prior written consent of the Required Lenders.
7.13    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement, the other Loan Documents, the ABL Agreement, the Trade Facility, the other loan documents related thereto, the

Convertible Securities, the loan documents entered into in connection with Indebtedness permitted pursuant to Section 7.2(v) and in each case, any other documents or agreements entered into in connection therewith, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures; (e) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein; (f) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 7.3 or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreement (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed), (g) any restriction pursuant to any SPV Account Financing, solely to the extent such restriction relates to Permitted Receivables Assets and (h) those that are in effect as of the Closing Date and set forth on Schedule 7.13.
7.14    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the ABL Agreement, the Trade Facility, the Convertible Securities Agreement, the loan documents entered into in connection with Indebtedness permitted pursuant to Section 7.2(v) and in each case any other documents or agreements entered into in connection therewith, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) any encumbrance or restrictions pursuant to customary restrictions and conditions contained in any SPV Account Financing; provided that such restrictions and conditions apply solely to Permitted Receivables Assets relating to such SPV Account Financing and the SPV Entity, or (vi) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein).
7.15    Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date or that are reasonably related, ancillary or incidental thereto.

7.16    Designation of other Indebtedness. Designate any Indebtedness or obligations other than the Obligations as “Senior Indebtedness” or a similar concept thereto, if applicable, that would purport to be senior to the obligations hereunder.
7.17    Amendments to Agreements. Amend or permit any amendments to (i) the Convertible Securities Agreement or (ii) any Loan Party’s organizational documents, in each case, to the extent such amendments would reasonably be expected to be materially adverse to the Lenders (it being understood and agreed that any amendment to the definitions of “End Date” or “Extended End Date” or any other amendment, in each case, which has the effect of accelerating or shortening the date upon which payment of the Investment Balance (as defined in the Convertible Securities Agreement) is due shall be deemed materially adverse to the Lenders).
7.18    Use of Proceeds. Use the proceeds of any Loan or Borrowing hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board; (b) to finance an Unfriendly Acquisition; (c) lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any investments, activities or business, or transactions (i) involving any Sanctioned Person or Designated Jurisdiction, in either case in violation of Sanctions, or (ii) in any manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws; or (d) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.
7.19    ERISA. The Borrower shall not, and shall not permit any Group Member or any ERISA Affiliate that it Controls to, permit the present value of all nonforfeitable accrued benefits under any Pension Plan ((using the actuarial assumptions utilized by the PBGC upon termination of a Pension Plan) materially to exceed the fair market value of Pension Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan, if it would reasonably be expected to have a Material Adverse Effect.
7.20    Swap Agreements. Enter into any Swap Agreement, except Swap Agreements which are entered into by a Group Member to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.
7.21    Source of Funds for Repayment. Fund, directly or knowingly indirectly, all or part of any repayment of the Loans or other payment contemplated hereunder out of proceeds derived from criminal activity or activity or transactions (a) in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions, (b) with, of or involving any Sanctioned Person or Designated Jurisdiction, in either case in violation of Sanctions or (c) that would cause any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) to be in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws or Sanctions.

SECTION 8
EVENTS OF DEFAULT
8.1    Events of Default. The occurrence of any of the following shall constitute an Event of Default:
(a)    the Borrower shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or
(c)    any Loan Party shall default in the observance or performance of any agreement contained in, Section 6.1, Section 6.2(a), Section 6.2(e), Section 6.4(a), Section 6.5(b), Section 6.7(a), Section 6.9, Section 6.10(a) (and such default with respect to Section 6.10(a) continues unremedied for a period of ten (10) days thereafter), Section 6.12, Section 6.13 or Section 7 of this Agreement; or
(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of thirty (30) days thereafter; or
(e)    any Group Member shall (A) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto (taking into account all applicable extension periods); (B) default in making any payment of any interest, fees, costs or expenses on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, with the giving of notice if required, any Group Member to purchase, redeem, mandatorily prepay or make an offer to purchase, redeem or mandatorily prepay such Material Indebtedness prior to its stated maturity; provided, however, that (i) with respect to any default described in clauses (A) through (C) relating to Material Indebtedness of an SPV Entity, such default shall not shall constitute an Event of Default hereunder unless it continues for more than ten (10) Business Days, and (ii) in addition, with respect to any Material Indebtedness of any other Group Member, any Event of Default under this Section 8.1(e) caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon the Administrative Agent receiving, within 30 days of such default, a written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) the Administrative Agent has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan

Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of the Administrative Agent be materially less advantageous to the Borrower or any Guarantor; or
(f)    (i) any Group Member (other than any SPV Entity) shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, receivership, winding-up, liquidation, dissolution, composition, moratorium (provided that the ending of any such moratorium will not remedy any Event of Default caused by it) or other relief with respect to it or its debts (or any analogous process in any jurisdiction), or (b) seeking appointment of a receiver, receiver and manager, interim receiver, administrative receiver, administrator, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets (or any analogous process in any jurisdiction), or any Group Member (other than any SPV Entity) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than any SPV Entity) any case, proceeding or other action of a nature referred to in clause (i) above that (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member (other than any SPV Entity) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member (other than any SPV Entity) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above (including by way of voluntary arrangement, scheme of arrangement or otherwise); or (v) any Group Member (other than any SPV Entity) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or by reason of actual or anticipated financial difficulties commences negotiations with one or more of its creditors (excluding any Secured Party in its capacity as such) with a view to rescheduling any of its indebtedness; or
(g)    there shall occur one or more ERISA Events or Foreign Plan Events which individually or in the aggregate have a Material Adverse Effect; or
(h)    there is entered against (i) any Group Member (other than any SPV Entity) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $2,500,000 or more; or, or (ii) any Group Member (other than any SPV Entity) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or
(i)    any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof or as a result of the action or inaction of the Administrative Agent or a Lender), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)    there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or
(k)    any court order enjoins, restrains or prevents a Loan Party or, if reasonably expected to result in a Material Adverse Effect, any other Group Member, from conducting all or any material part of its business; or
(l)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or
(m)    a Change of Control shall occur; or
(n)    any Loan Document not otherwise referenced in Section 8.1(i), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, as a result of the action or inaction of the Administrative Agent or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document; or
(o)    any subordination agreement or any other document, instrument, or agreement evidencing the subordination of any Indebtedness for borrowed money that is unsecured, subordinated, or secured by Liens on a junior basis shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect (other than pursuant to its terms), any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or, except as otherwise provided herein, the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement and the other Loan Documents.
8.2    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the Term Commitments of each Lender to be terminated forthwith, whereupon the Term Commitments, shall immediately terminate;
(b)    declare all outstanding Obligations, including, without limitation, the aggregate principal amount of any outstanding Loans, all interest accrued and unpaid thereon, an amount equal to the Prepayment Premium that would have been due and payable if the Loans were optionally prepaid pursuant to Section 2.5 on the date such Event of Default occurs and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and
(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Security Documents (including disposal of the Collateral pursuant to the terms thereof), any other Loan Documents or applicable law;

provided that, upon the occurrence of any Event of Default specified in clause (i) or (ii) of Section 8.1(f), the Term Commitments of each Lender shall immediately terminate automatically and all outstanding Obligations, including, without limitation, the aggregate principal amount of any outstanding Loans, all interest accrued and unpaid thereon, an amount equal to the Prepayment Premium that would have been due and payable if the Loans were optionally prepaid pursuant to Section 2.5 on the date such Event of Default occurs and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable.
It is understood and agreed that if the Loans are accelerated or otherwise become due prior to the Term Loan Maturity Date, including without limitation as a result of any Event of Default set forth in clause (i) or (ii) of paragraph (f) of Section 8.1 (including the acceleration of claims by operation of law), the Prepayment Premium that would have been payable if the Loans were optionally prepaid pursuant to Section 2.5 on such date of acceleration will also automatically be due and payable and shall constitute part of the Obligations with respect to the Loans, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any such Prepayment Premium payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early prepayment and each of the Loan Parties agrees that it is reasonable under the circumstances currently existing. EACH OF THE LOAN PARTIES EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING AMOUNTS IN CONNECTION WITH ANY SUCH ACCELERATION, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY PROCEEDING UNDER DEBTOR RELIEF LAWS. Each of the Loan Parties expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay such Prepayment Premium; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Loan Parties expressly acknowledges that its agreement to pay such Prepayment Premium to Lenders as herein described is a material inducement to Lenders to enter into this Agreement.
(d)    Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
8.3    Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.11, 2.12 and 2.19 (including interest thereon)) payable to the Administrative Agent, in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the documented out- of-pocket fees, charges and disbursements of counsel to the respective Lenders, and amounts payable under

Sections 2.11, 2.12 and 2.19, and the Prepayment Premium, in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans ratably among them in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth and payable to them;
Fifth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations described in this clause Fifth and payable to them;
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been cash collateralized in accordance with the terms hereof and any contingent indemnification Obligations), to the Borrower or as otherwise required by law.
SECTION 9
THE ADMINISTRATIVE AGENT
9.1    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints VCP Capital Markets, LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b)    The provisions of Section 9 are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or obligations, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(c)    The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement and any subordination agreements, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit any co-agents, sub-agents and attorneys-in- fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document. In respect of any Security Document governed by the laws of England and Wales, the Administrative Agent declares that it shall hold the Collateral in trust for the Lenders, in the capacity of security trustee, on the terms set out in this Agreement.
9.2    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9.2 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.3    Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:
(a)    be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
(b)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment (for the avoidance of doubt, any action taken or not taken by the Administrative Agent at the consent of the Required Lenders shall not constitute gross negligence or willful misconduct).
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Term Loan Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.
9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender, or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
9.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.
9.7    Indemnification. Each of the Lenders agrees to indemnify and hold harmless the Administrative Agent and each of its Related Parties in its capacity as such (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower or any other Loan Party to do so) according to its Term Percentage in effect on the date on which indemnification is sought under this Section 9.7 (provided, that if all Term Commitments have been terminated and all Obligations paid in full, then each Lender’s pro rata share shall be determined as of the date immediately preceding the date that all such Obligations were paid in full) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Term Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by the Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct.
The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.
9.8    Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.9    Successor Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.9. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.9). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.
9.10    Collateral and Guaranty Matters.
(a)    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
(i)    to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (x) upon the Discharge of Obligations, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder and under any other Loan Document, or (z) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;
(ii)    to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(g); and
(iii)    to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, if any Loan Party ceases to be wholly-owned, directly or indirectly, by Borrower, such Subsidiary shall not be released from its guarantee and no Liens created by the Loan Documents in the Collateral owned by such Loan Party shall be released unless either (x) such Loan Party is no longer a direct or indirect Subsidiary of Borrower or (y) more than a de minimis portion of the Capital Stock of such Loan Party is disposed in a transaction not prohibited under this Agreement and the other Loan Documents to a Person that is not an Affiliate of a Loan Party for a bona fide business purpose (and not to evade the collateral and guarantee requirements under this Agreement or the other Loan Documents).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guaranty pursuant to this Section 9.10.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)    Notwithstanding anything contained in any Loan Document, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations (including any such guaranty provided by the Guarantors pursuant to the Guarantee and Collateral Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or any other judicial proceeding. In the event of a foreclosure or the exercise of a power of sale by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of such Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition at the direction of the Required Lenders. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement to have agreed to the foregoing provisions.
9.11    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 10.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, receiver and manager, administrator, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 10.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, such Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Loan Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.
9.13    Survival. This Section 9 shall survive the Discharge of Obligations.
SECTION 10
MISCELLANEOUS
10.1    Amendments and Waivers.
(a)    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall:
(i)    forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest, premium or fee payable hereunder (except that any amendment or modification of defined terms used in the Financial Covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Term Commitment, in each case, without the written consent of each Lender directly and adversely affected thereby;
(ii)    eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender;
(iii)    reduce any percentage specified in the definition of Required Lenders;
(iv)    release or subordinate all or substantially all of the Collateral without the written consent of each Lender directly and adversely affected thereby;

(v)    release or subordinate all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement without the written consent of each Lender directly and adversely affected thereby;
(vi)    prior to the commencement of proceedings with respect to the Loan Parties under Debtor Relief Laws, subordinate the Liens securing the Obligations with respect to all or substantially all the Collateral or subordinate the Obligations in right of payment to other Indebtedness, in each case without the written consent of each Lender directly and adversely affected thereby;
(vii)    amend, modify or waive the pro rata requirements of Section 2.10, Section 8.3 or Section 10.7, in each case, in a manner that would by its terms alter the pro rata sharing or application of payments required thereby without the written consent of each Lender directly and adversely affected thereby; or
(viii)    amend, modify or waive any provision of Section 9 or any duty, obligation or requirement of the Administrative Agent without the written consent of the Administrative Agent.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
(b)    The Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the Loan Documents to cure any obvious omission, mistake or defect and the same shall become effective without further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
10.2    Notices.
(a)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, upon confirmation of delivery, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:
Borrower:    Navan, Inc.
3045 Park Blvd
Palo Alto, CA 94306
Attention: Amy Butte

with a copy to (which shall not constitute notice):
Paul Hastings LLP
200 Park Avenue
New York, New York 10166
Attention: Rich Davis and Rachel Gray-Pundir

Administrative Agent:    VCP Capital Markets, LLC
Four Embarcadero Center, 20th Floor
San Francisco, CA 94111
Attention: David Flannery

with a copy to (which shall not constitute notice):
Alter Domus (US) LLC
225 W. Washington Street, 9th Floor
Chicago, IL 60606
Attention: Maria Villagomez

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attn: Jaisohn Im

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    Any party hereto may change its address or facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.
(d)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on the Platform.
(e)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non- infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 10.2, including through the Platform.
10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
10.5    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Lenders (including the reasonable out-of-pocket fees, charges and disbursements of one primary counsel (which shall be Akin Gump Strauss Hauer & Feld LLP), one additional local counsel in each relevant jurisdiction and reasonably necessary specialist counsel (and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Persons, taken as a whole)) in connection with the preparation, negotiation, execution, delivery and administration of, and the due diligence related to, this Agreement and the other Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable out-of-pocket fees, charges and disbursements of (i) any counsel for the Administrative Agent or any Lender, (ii) one local counsel in each relevant jurisdiction and (iii)

reasonably necessary specialist counsel (and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Persons, taken as a whole)) in connection with the enforcement or protection of their rights (x) in connection with this Agreement and the other Loan Documents, including any amendments, modifications or waivers of the provisions hereof or thereof and including their rights under this Section 10.5, or (y) in connection with the Loans made or participated in hereunder, including all such out-of- pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from gross negligence or willful misconduct of such Indemnitee, (y) result from a proceeding solely between or among Indemnitees that does not involve any action or omission by the Borrower or any of its Subsidiaries or Affiliates, or (z) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from a material breach of any obligations under any Loan Document by such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, or other representatives acting at the instruction of such Indemnitee or controlled Affiliate, as applicable. This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section 10.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub- agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several and not joint and subject to the provisions of Section 2.12(e).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 10.5 shall be payable promptly after demand therefor.
(f)    Survival. Each party’s obligations under this Section 10.5 shall survive the Discharge of Obligations.
10.6    Successors and Assigns; Participations and Assignments.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 10.6, (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.6 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Term Commitment and/or the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is recorded in the Register maintained by the Administrative Agent) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Term Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 10.6 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or any Person (other than a natural Person) approved by the Administrative Agent so long as such Person is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of business; provided that, in each case, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent (and in the case of any applicable IRS Form, to the Administrative Agent and the Borrower) any such administrative questionnaire as the Administrative Agent may request (x) all documentation and other information in connection with (i) Anti-Money Laundering Laws, including applicable “know your customer” rules and regulations, including the Patriot Act and U.S. and (ii) Sanctions, and (y) a properly completed and signed IRS Form W-8 or W- 9 (or other applicable Tax form), as applicable, for each Loan Party.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or any Loan Parties’ Affiliates or Subsidiaries (provided that, for purposes of this clause (v)(A), Lenders on the Closing Date and their respective Affiliates and Approved Funds shall not be deemed to be Affiliates), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a Disqualified Institution.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.19 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.6.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non- fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person, any Person that is a Disqualified Institution, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.12(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.12(f) (it being understood that the documentation required under Section 2.12(f) shall be delivered by such Participant to the Lender granting such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.14 as if it were an assignee under Section 10.6(b); and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto unless pursuant to a sale or an assignment in accordance with Section 10.6(b).
(f)    Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Term Loan Notes to any Lender requiring Term Loan Notes to facilitate transactions of the type described in Section 10.6.
10.7    Adjustments; Set-off.
(a)    Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.
10.8    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver, interim receiver, receiver and manager, custodian or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Discharge of Obligations.
10.9    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Electronic Execution of Assignments.
(a)    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or as any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and electronic signatures or the keeping of records in electronic form shall be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties hereto hereby represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such party’s constitutive documents, including having the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system.
(b)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature.
10.11    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.12    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.13    GOVERNING LAW. THIS AGREEMENT (INCLUDING SECTION 10.14 (SUBMISSION TO JURISDICTION; WAIVERS)) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Section 10.13 shall survive the Discharge of Obligations.
10.14    Submission to Jurisdiction; Waivers. Each Loan Party hereby irrevocably and unconditionally:
(a)    submits to the non-exclusive jurisdiction of the State and Federal courts in the Southern District of the State of New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender. Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. The Borrower hereby waive personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrower at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;
(b)    WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
This Section 10.14 shall survive the Discharge of Obligations.
10.15    Acknowledgements. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or between the Borrower and the Lenders.
10.16    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to use the Information in connection with the Loan Documents and transactions contemplated therein and to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties, other than to Affiliates and Related Parties who are Affiliates of any Disqualified Institution (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) to the extent reasonably required to exercise any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities; (h) with the consent of the Borrower; (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.16, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; or (j) in communications with Governmental Authorities in connection with actual or alleged violations, or enforcement, of Sanctions, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws. In addition, the Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Term Commitments; and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.
Each of the Administrative Agent and the Lenders acknowledges that (x) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (y) it has developed compliance procedures regarding the use of material non-public information, and (z) it will handle such material non-public information in accordance with applicable Requirements of Law, including applicable federal, state or provincial securities laws, rules and regulations.
Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal, state or provincial securities laws, rules, and regulations.
For purposes of this Section 10.16, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
10.17    Termination; Releases of Collateral. Upon the Discharge of Obligations, (i) all Liens granted under the Loan Documents shall automatically terminate and be released without the action of any person or entity, and (ii) the Secured Parties shall at the Borrower’s written request promptly execute and/or file, as applicable, at the Borrower’s expense, such Uniform Commercial Code termination statements, releases, terminations (including terminations of the Security Documents) and such other instruments and documents, and shall take such actions, in each case as may be reasonably requested by the Borrower to terminate or release (or evidence or confirm the same) the Loan Documents (other than provisions that by their terms survive termination) and the Secured Parties’ Liens in the Collateral, and shall return all Collateral in its possession or control to the Borrower and terminate any Control Agreement.
10.18    Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower and each other Loan Party that, pursuant to the requirements of “know your customer” and Anti-Money Laundering Laws, including the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with such rules and regulations. The Borrower and each other Loan Party will, and will cause each of its respective Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent or any such Lender in maintaining compliance with such applicable rules and regulations.
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IN WITNESS WHEREOF, this Agreement and all documents executed in connection therewith, or relating thereto, have been negotiated, prepared and deemed to be duly executed by the Borrower in the United States of America. In addition, this Agreement is being executed as an instrument under the laws of the State of New York and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

NAVAN, INC.

/s/ Ariel Cohen
Name: Ariel Cohen Title: Chief Executive Officer and President

GUARANTORS:

REED & MACKAY TRAVEL LIMITED

/s/ Guy Bennett
Name: Guy Bennett Title: Director

REED & MACKAY TRAVEL INC.

/s/ Guy Bennett
Name: Guy Bennett Title: Global Finance Director

REED & MACKAY HOLDINGS LIMITED

/s/ Guy Bennett
Name: Guy Bennett Title: Director

NAVAN LABS UK LIMITED

/s/ Howard Baik
Name: Howard Baik Title: Director
[Security Page to Credit Agreement]

ADMINISTRATIVE AGENT:

VCP CAPITAL MARKETS, LLC

By:	Vista Credit Partners, L.P.
Its:	Senior Managing Member

By:	/s/ David Flannery
Name: David Flannery Title: Authorized Signatory
[Security Page to Credit Agreement]